PURCHASE AGREEMENT

                            between

                    Sola International Inc.

                              and

                 American Optical Corporation

                    Dated as of May 6, 1996

                            PURCHASE AGREEMENT

                             TABLE OF CONTENTS



                                                                       Page

SECTION 1.        Assets to Be Acquired ............................     2

SECTION 2.        The Purchase Price ...............................     7

SECTION 3.        Assumption of Liabilities ........................    14

SECTION 4.        Representations and Warranties of
                  Seller ...........................................    17

                  (a)   Corporate Organization .....................    18
                  (b)   Charter Documents, Etc. ....................    19
                  (c)   Corporate Authority ........................    19
                  (d)   No Violation ...............................    20
                  (e)   Consents and Approvals of Govern-
                        mental Authorities and Others ..............    22
                  (f)   Financial Statements .......................    23
                  (g)   Equipment, Etc. ............................    27
                  (h)   Title to Assets, Etc. ......................    27
                  (i)   Contracts and Other Agreements .............    31
                  (j)   Litigation .................................    39
                  (k)   Taxes ......................................    40
                  (1)   Patents, Copyrights, Trademarks,
                        Etc. .......................................    45
                  (m)   Compensation and Benefit Plans .............    48
                  (n)   Certain Fees ...............................    77
                  (o)   Insurance ..................................    78
                  (p)   Assets .....................................    78
                  (q)   Certain Payments ...........................    79
                  (r)   Environmental Matters ......................    80
                  (s)   Transferred Subsidiaries ...................    85
                  (t)   Compliance with Applicable Laws ............    87
                  (u)   Related Assets .............................    87
                  (v)   Disclosure .................................    88
                  (w)   Reorganizations ............................    88

SECTION 5.        Representations and Warranties of
                  Buyer ............................................    89

                  (a)   Corporate Organization .....................    89
                  (b)   Charter Documents, Etc. ....................    90
                  (c)   Corporate Authority ........................    90
                  (d)   Financing ..................................    91
                  (e)   No Violation ...............................    91
                  (f)   Certain Fees ...............................    92






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                                                                       Page

                  (g)   No Adverse Claims or Intent to
                        Distribute .................................    92

SECTION 6.        Additional Covenants .............................    92

                  (a)   Further Assurances .........................    92
                  (b)   Access to Company ..........................    93
                  (c)   Tangible Net Worth .........................    94
                  (d)   License and Assignment Agreements ..........    96
                  (e)   Agreement To Cooperate .....................    97
                  (f)   Transition Services and Supply
                        Agreements .................................    98
                  (g)   Southbridge Lease ..........................    99
                  (h)   HSR Act and Certain Other Filings ..........    99
                  (i)   Tax Matters ................................   100
                  (j)   No-Shop ....................................   122
                  (k)   Assignment of Contracts, Rights and
                        Obligations ................................   122
                  (l)   Required Notices ...........................   124
                  (m)   Software ...................................   126
                  (n)   Consents and Conditions ....................   126
                  (o)   Constitutional Documents, Liquidation
                        and Dissolution ............................   126
                  (p)   Interim Financial Statements ...............   127
                  (q)   U.K. Title Documents .......................   128
                  (r)   Tijuana Facility ...........................   128
                  (s)   Trademark Security Agreement ...............   129
                  (t)   Singapore Funds ............................   129
                  (u)   Canadian Release ...........................   129
                  (v)   Amendment to Command License Agreement .....   130

SECTION 7.        The Closing ......................................   130

SECTION 8.        Conditions Precedent to the Obligations of
                  Buyer ............................................   130

                  (a)   Corporate Action ...........................   131
                  (b)   Representations and Warranties .............   131
                  (c)   Performance of Obligations .................   133
                  (d)   Instruments of Conveyance, Etc. ............   133
                  (e)   Opinion of Counsel .........................   135
                  (f)   Governmental Approvals .....................   135
                  (g)   Litigation .................................   135
                  (h)   Filings ....................................   136
                  (i)   Other Agreements ...........................   137




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                                                                       Page

                  (j)   Notices and Other Formalities ..............   137
                  (k)   Certificates ...............................   138
                  (l)   Tax Affidavits .............................   138
                  (m)   Consents and Approvals of Government
                        Authorities and Others .....................   139
                  (n)   Singapore Net Worth Certificate ............   140

SECTION 9.        Conditions Precedent to the Obligations of
                  Seller ...........................................   140

                  (a)   Corporate Action ...........................   140
                  (b)   Representations and Warranties .............   141
                  (c)   Performance of Obligations .................   141
                  (d)   Payment ....................................   141
                  (e)   Opinion of Counsel .........................   142
                  (f)   Filings ....................................   142
                  (g)   Litigation .................................   142
                  (h)   Other Agreements ...........................   142

SECTION 10.       Conduct of Business Prior to Closing .............   143

SECTION 11.       Employees; Employee Benefit Plans ................   150

                  (a)   New Employment .............................   150
                  (b)   Retirement Plans ...........................   151
                  (c)   Thrift Plan Rollover .......................   151
                  (d)   Qualified Plan Past Service ................   151
                  (e)   Medical and Dental Coverage ................   152
                  (f)   Release of Welfare Plan Information ........   152
                  (g)   No Obligation to Provide Benefits ..........   152
                  (h)   Post-Closing Benefits and Severance ........   153
                  (i)   Management Incentive Plan ..................   154

SECTION 12.       Waiver of Compliance with Bulk Transfer Laws .....   154

SECTION 13.       Survival of Representations and Warranties .......   155

SECTION 14.       Indemnification ..................................   157

                  (a)   Seller's Indemnification ...................   157
                  (b)   Time Limitation on Indemnities .............   159
                  (c)   Buyer's Indemnification ....................   161



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                                                                       Page

                  (d)   Monetary Limitation on Indemnification .....   163
                  (e)   Losses Net of Insurance, Etc. ..............   165
                  (f)   Benefit Plans ..............................   165
                  (g)   Third Party Actions ........................   167
                  (h)   Exclusive Remedy ...........................   169
                  (i)   Survival of Certain Indemnities;
                        Monetary Limitations........................   170
                  (j)   Old Plans ..................................   171

SECTION 15.       Procedures for Environmental Claims ..............   171

SECTION 16.       Termination, Modification or Waiver ..............   180

                  (a)   Termination ................................   180
                  (b)   Modification; Supplemental
                        Disclosure .................................   181
                  (c)   Waiver .....................................   182

SECTION 17.       Costs Incident to Preparation of Agreement
                  and Certain Taxes ................................   182

SECTION 18.       Parties in Interest and Assignment ...............   183

SECTION 19.       Investigation by Buyer; Confidentiality ..........   184

SECTION 20.       Miscellaneous ....................................   185

SIGNATURES        ..................................................   190

Schedules

Exhibits


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                  Cross-reference Table for Definitions*

            The terms set forth below are defined in the sections indicated below.

Term:                                                 Section:

ACM                                                   Section 4(r)
Adjustment                                            Section 6(i)
Affiliate                                             Section 4(i)
Agreement                                             Introduction
Allocation                                            Section 6(i)
Allocation Agreement                                  Section 6(i)
Antitrust Division                                    Section 6(h)
AO Singapore                                          Introduction
AO Singapore Balance Sheet                            Section 2(d)
AO Singapore Certificate                              Section 2(d)
AO Switzerland                                        Section 4(m)
AOI                                                   Section 1(a)
Assets                                                Introduction
Assumed Liabilities                                   Section 3
Benefit Plan                                          Section 4(m)
Business                                              Introduction
Business Employee                                     Section 4(m)
Buyer                                                 Introduction
Buyer's Accountants                                   Section 2(c)
Certificate                                           Section 6(i)
Closing                                               Section 7
Closing Balance Sheet                                 Section 2(c)
Closing Date                                          Section 7
Code                                                  Section 4(k)
Collective Subsidiaries                               Section 2(c)
Consolidated Group                                    Section 6(i)
Consolidated Return                                   Section 6(i)
Contracts                                             Section 4(i)
Contributions                                         Section 4(m)
December Balance Sheet                                Section 4(f)
Designated Representative                             Section 15(k)
Designated Subsidiary                                 Introduction
Employee Agreement                                    Section 4(m)
Employees                                             Section 4(m)
Environmental Indemnification Claims                  Section 15(a)
Environmental Laws                                    Section 4(r)
ERISA Affiliate                                       Section 4(m)

_________________________
* This table is provided for convenience only and does not constitute a part of the Purchase Agreement dated as of May 6, 1996 between American Optical Corporation and Sola International Inc.


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Term:                                                 Section:

Excluded Arrangement                                  Section 14(f)
Excluded Assets                                       Section 1(b)
Excluded Singapore Business                           Section 2(d)
Express Disclosure                                    Section 20(b)
Final Determination                                   Section 6(i)
Financial Statements                                  Section 4(f)
French Plans                                          Section 4(m)
FTC                                                   Section 6(h)
Fund                                                  Section 4(m)
GAAP                                                  Section 2(c)
Hazardous Materials                                   Section 4(r)
HSR Act                                               Section 6(h)
Implementing Law                                      Section 4(r)
Income Tax                                            Section 6(i)
Indemnification Payment                               Section 6(i)
Indemnified Tax Liability                             Section 6(i)
Knowledge of Seller/Buyer                             Section 20(c)
Leased Property                                       Section 4(h)
License and Assignment Agreements                     Section 6(d)
Lien                                                  Section 4(h)
Losses                                                Section 14(a)
March Singapore Financial Statements                  Section 6(p)
material                                              Section 14(a)
Material Adverse Effect                               Section 4(a)
Material Subsidiaries                                 Section 4(a)
Mexican Plans                                         Section 4(m)
Net Worth                                             Section 2(c)
Non-ADC Transferred Assets                            Introduction
On-Site Claim                                         Section 15(d)
Other Party                                           Section 15(g)
Owned Property                                        Section 4(h)
PCB                                                   Section 4(r)
Permitted Liens                                       Section 4(h)
Post-Closing Period                                   Section 6(i)
Post-Closing Portion                                  Section 6(i)
Pre-Closing Income Taxes                              Section 6(i)
Pre-Closing Period                                    Section 6(i)
Pre-Closing Portion                                   Section 6(i)
Pre-Closing Taxes                                     Section 6(i)
Proceeding                                            Section 6(i)
Purchase Price                                        Section 2(a)
Purchase Price Adjustment                             Section 2(c)
Purchase Price Adjustment Report                      Section 2(c)
Real Property and Tangible Assets                     Section 4(r)
Required Action                                       Section 15(b)
Required On-Site Action                               Section 15(f)
Reserved Claims                                       Section 14(b)
Retained Liabilities                                  Section 3


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Term:                                                 Section:

Return/Tax Return                                     Section 6(i)
Sale Balance Sheet                                    Section 4(f)
Section 116 Certificate                               Section 8(l)
Seller                                                Introduction
Seller Benefit Plans                                  Section 4(m)
Seller's Accountants                                  Section 2(c)
September Balance Sheet                               Section 4(f)
Shares                                                Introduction
Singapore Business                                    Section 2(c)
Singapore Schemes                                     Section 4(m)
Singapore Subsidiaries                                Section 4(m)
Southbridge Facility                                  Section 15(c)
Southbridge Lease                                     Section 6(f)
Special Claim                                         Section 13
Straddle Period                                       Section 6(i)
Supply Agreement                                      Section 6(f)
Supporting Documentation                              Section 2(c)
Tangible Net Worth                                    Section 6(c)
Tax Affiliate                                         Section 6(i)
Tax Claim Notice                                      Section 6(i)
Tax Representations                                   Section 14(b)
Taxes                                                 Section 6(i)
Timing Increase                                       Section 6(i)
Trademark Security Agreement                          Section 6(s)
Transaction Costs                                     Section 6(i)
Transferred Employees                                 Section 11(a)
Transferred Subsidiaries                              Introduction
Transition Services Agreement                         Section 6(f)




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            THIS PURCHASE AGREEMENT dated as of May 6, 1996 ("Agreement")
between American Optical Corporation, a Delaware corporation ("Seller"), and Sola International Inc., a Delaware corporation ("Buyer").

                           W I T N E S S E T H :

            WHEREAS, Seller is engaged in the business of manufacturing, processing, marketing, distributing and selling ophthalmic lenses and eyeglass frames in the United States and, through certain of its direct and indirect subsidiaries, in certain other countries (excluding the businesses and locations listed on Schedule A hereto, the "Business"); and

            WHEREAS, Seller desires to sell or otherwise transfer the benefits of, and Buyer desires to acquire (either directly or through one or more corporations all of the outstanding shares of common stock of which are owned by Buyer as set forth on Schedule C (each, a "Designated Subsidiary")), (i) all of Seller's assets, properties, operations and rights of every kind and nature (whether real, personal or mixed, tangible or intangible, known or unknown, and whether or not reflected on the Sale Balance Sheet (as defined below)) used or held for use primarily in or pertaining primarily to or necessary to the ongoing conduct of the Business, including, without limitation, the $1.1 million Note Payable from American Optical Lensmex,





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S.A. de C.V. to American Optical Corporation, dated February 28, 1984
(other than (a) such assets, properties, operations or rights as are specified herein as Excluded Assets (as defined below), (b) all of the outstanding shares of capital stock or other evidence of ownership of any corporation or other entity and (c) the assets, properties, operations and rights of the Collective Subsidiaries (as defined below)) (collectively, the "Assets") and (ii) the shares of capital stock (the "Shares") of the corporations listed on Exhibit A hereto (the "Transferred Subsidiaries"), and Seller and Buyer desire that Buyer or a Designated Subsidiary assume the liabilities and obligations of the Business specified herein, for the Purchase Price set forth in Section 2 hereof;

            NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth, and the covenants and agreements herein contained and the payment of the purchase price hereinafter provided, the parties hereto do hereby represent, warrant, covenant and agree as follows:

SECTION 1.  Assets to Be Acquired.

            (a) Subject to the terms and conditions of this Agreement, and in reliance on the representations and


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warranties contained herein, on and as of the Closing Date (as defined in
Section 7 hereof) Seller will and, in the case of Shares not owned by it, will cause its subsidiaries to, sell, convey, assign, transfer, deliver or, to the extent contemplated by Section 6(d) hereof, license to Buyer and, in the case of the patents held by Seller's subsidiary A.O., Inc. ("AOI"), cause AOI to assign, transfer or, to the extent contemplated by Section 6(d) hereof, license to Buyer, and Buyer will, or will cause one or more of its Designated Subsidiaries to, purchase and acquire, (A) the Assets, to the extent such Assets exist on the Closing Date and (B) the Shares. The term "Assets" refers only to assets, properties, operations and rights of Seller and shall not be deemed to refer to the Shares (or any other evidence of ownership of any corporation or other entity) or the assets, properties, operations and rights of any Collective Subsidiary. The Assets to be sold, conveyed, assigned, transferred and delivered include without limitation all of Seller's right, title and interest in the following,
(x) to the extent used or held for use primarily in connection with the Business and (y) to the extent not an Excluded Asset:

            (i) all accounts receivable, including without limitation trade accounts receivable, notes receivable from




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      customers, vendor credits (if any) and accounts receivable from employees;

           (ii) all inventories, including, without limitation, inventories consigned or in transit to customers and office and plant supplies;

          (iii) prepaid and deferred expenses which relate to liabilities and obligations assumed by Buyer;

           (iv) all fixtures, building improvements, machinery, equipment, vehicles, furniture and other fixed assets and all interests in real property except real property subject to the lease described in
      Section 6(g) hereof;

            (v) subject to Section 6(k) hereof, all right, title and interest of Seller to and in any and all leases, including without limitation all tenant improvements and fixtures, and all contracts, purchase and sale orders, consignment agreements with suppliers and customers, distribution and agency agreements and other agreements of Seller;

           (vi) all right, title and interest in and to all customer and supplier lists, accounting and other books and records of the Business (except Seller's payroll and


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      personnel books and records (of which copies shall be provided to
      Buyer at the Buyer's request), general ledger, Income Tax returns, corporate minute books and stock books). Buyer agrees that, unless otherwise provided under Section 6(i)(xi)(B) hereof, without the prior consent of Seller, Buyer shall not dispose of or destroy any of such documents prior to the date six years following the Closing Date without having first tendered possession thereof to Seller;

          (vii) subject to Section 6(k) hereof, all permits, licenses and other authorizations;

         (viii) subject to Section 6(k) hereof, copies of all computer software;

           (ix) all right, title and interest in and to any insurance claim, except to the extent relating to (x) a Retained Liability,
      (y) an Asset (A) which has already been repaired, replaced or otherwise made whole or (B) the reduced value of which as a result of the occurrence giving rise to such claim has been reflected in the Closing Balance Sheet or (z) any and all claims (including property and business interruption claims) arising from the



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      January 3, 1994 fire which occurred at Calle 2 Oriente 133, Ciudad
      Industrial Nueva, Tijuana, Mexico;

            (x) those patents and trademarks being assigned or licensed pursuant to the patent and trademark agreements referred to in
      Section 6(d) and associated trade secrets, know-how and copyrights being transferred or licensed pursuant thereto; and

           (xi)  the litigation claim described on Schedule 1(a) hereto.

            (b) The Assets to be sold to Buyer do not include the following ("Excluded Assets"), which shall not be considered to be "Assets": (1) cash held by Seller and on hand at the Closing Date, (2) the receivables described on Schedule 1(b)(A) hereto, (3) patents and trade names, trademarks and trademark applications and registrations, except to the extent that rights thereto are conveyed or required to be conveyed under the License and Assignment Agreements referred to in Section 6(d) hereof, (4) all tangible property located in the spaces identified on
Schedule 1(b)(B) hereto, and (5) those items listed on Schedule 1(b)(C) hereto.




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SECTION 2.  The Purchase Price.

            (a) In consideration for the sale, conveyance, assignment, transfer, delivery and license of the Assets and the Shares, and in addition to the assumption of certain liabilities as set forth in Section 3 hereof, Buyer agrees to pay and deliver, or cause to be paid and delivered, to Seller, on the Closing Date (as hereinafter defined), the purchase price (the "Purchase Price") in the amount of one hundred and seven million dollars ($107,000,000), less the amount paid to Maurice J. Cunniffe pursuant to (b) below, by certified or bank check or wire transfer in immediately available funds.

            (b) Subject to Section 6(i)(viii), Buyer shall pay and deliver, on the Closing Date, to Maurice J. Cunniffe, $1,500,000 as consideration for the Agreement Not to Compete referred to in Section 8(i) hereof.

            (c) As promptly as practicable following the Closing, Seller shall prepare and deliver the balance sheet of the Business as of the Closing Date, which shall include the Assets being sold to Buyer under
Section 1 hereof and the assets of each Transferred Subsidiary and of each direct and indirect subsidiary of such Transferred Subsidiary (collectively, the "Collective Subsidiaries") other than American Optical
(S) Co.



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Pte. Ltd. ("AO Singapore") and reflect the liabilities being assumed by
Buyer pursuant to Section 3 hereof and the liabilities of the Collective Subsidiaries other than AO Singapore (the "Closing Balance Sheet"), prepared in accordance with United States generally accepted accounting principles ("GAAP") consistent with the principles used in the preparation of the audited balance sheet at March 31, 1995, except as set forth on or contemplated by Schedule 2(c), which shall be completed and furnished to Buyer and Buyer's independent public accountants ("Buyer's Accountants") within 60 days following the Closing Date. In addition, Seller's nationally recognized independent public accountants ("Seller's Accountants") will deliver a Report (the "Purchase Price Adjustment Report") to Buyer and Buyer's Accountants within sixty (60) days following the Closing Date setting forth such Accountants' opinion as to whether the Purchase Price Adjustment (as defined below) has been calculated in conformity with this Section 2(c).

            Buyer and Buyer's Accountants shall have the right to review any and all workpapers, schedules, analyses and other documents used in connection with the preparation of the Closing Balance Sheet and the computation of the Purchase Price Adjustment and Seller shall instruct Seller's Accountants to make available for review by Buyer's Accountants any and all





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workpapers prepared by Seller's Accountants in their examination of the
Closing Balance Sheet and in their preparation of the Purchase Price Adjustment Report (all collectively referred to as the "Supporting Documentation"). The Closing Balance Sheet shall use the same foreign exchange rates as were used in preparation of the Sale Balance Sheet (as defined in Section 4(f) hereof). For purposes of determining inventory values to be used in preparation of the Closing Balance Sheet, Seller will perform a physical inventory of all inventories as at May 24, 1996 using generally accepted inventory-taking procedures, which physical inventory will serve as the basis for establishing inventory values to be included in the Closing Balance Sheet; provided that, to the extent the Closing occurs prior to the completion of such inventory, Buyer's employees shall carry out such inventory under the direction of Seller's Accountants. At Buyer's election, Buyer's Accountants may observe the performing of such physical inventory. Within 15 business days following delivery of the Closing Balance Sheet and the Supporting Documentation, Buyer's Accountants shall identify specifically in a written report the basis for any proposed adjustments or revisions to the Closing Balance Sheet. Within 10 business days following receipt of such written report, Seller's Accountants shall respond to any such proposed adjustments and revisions. Buyer and Seller shall cause their



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respective accountants to cooperate and make available to each other reasonable supporting documentation.

            If the Net Worth (as defined below) of the Business (excluding that portion of the Business conducted through AO Singapore (the "Singapore Business")) reflected on the Closing Balance Sheet is less than or greater than $34,849,000, the Purchase Price shall be decreased or increased by the amount of such deficiency or excess, as the case may be, unless such excess or deficiency is less than $250,000, in which case no adjustment shall be made. For purposes of this Agreement "Net Worth" means the excess of all assets over all liabilities; provided that for purposes of any calculation of Net Worth reflected on the Closing Balance Sheet pursuant to this
Section 2(c), the aggregate amount of current maturities of long-term debt and capital lease obligations plus notes payable plus long-term debt and capital lease obligations less cash, in each case of the Collective Subsidiaries, other than AO Singapore, shall be deemed to be $2,647,000.
In addition, to the extent that the aggregate amount of current maturities of long-term debt and capital lease obligations plus notes payable plus long-term debt and capital lease obligations less cash, in each case of the Collective Subsidiaries, other than AO Singapore, reflected on the Closing Balance Sheet (without



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giving effect to the proviso of the immediately preceding sentence) is less than or greater than $2,647,000, the Purchase Price shall be increased or decreased by the amount of such deficiency or excess, as the case may be. The aggregate of the adjustments made, if any, pursuant to the first and third sentences of this paragraph is referred to herein as the "Purchase Price Adjustment." If the parties are in agreement with respect to any Purchase Price Adjustment (or the absence thereof), the Purchase Price Adjustment, if any, shall be paid within 3 business days following such agreement and such Closing Balance Sheet and computations of Net Worth shall be final and binding on the parties. In the event that the parties are in disagreement with respect to a Purchase Price Adjustment and are unable to agree on a resolution of any dispute as to the amount of the Purchase Price Adjustment within 30 business days of the delivery of the Closing Balance Sheet, the parties, within 5 business days after such period, shall jointly instruct Coopers & Lybrand to resolve such dispute, which determination shall be final and binding upon the parties. Coopers & Lybrand shall have 20 business days to make a determination with respect to the Purchase Price Adjustment. The fees and related costs incurred by Buyer's Accountants shall be borne by Buyer. Fees and related costs incurred by Seller's Accountants shall be borne by Seller. The fees and related



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costs of Coopers & Lybrand shall be split equally by Buyer and Seller.  The
Purchase Price Adjustment, if any, shall be paid within 3 business days following the determination of the Purchase Price Adjustment by Coopers & Lybrand in the event of a dispute. Any payments pursuant to this Section 2(c) shall be made by causing such payments to be credited in immediately available funds to such account or accounts as may be designated by the party entitled to receive such funds. The amount of any payment to be made pursuant to this Section 2(c) shall bear interest from and including the date on which the parties agree as to the amount, if any, of any Purchase Price Adjustment, or, if the parties do not so agree, the date on which Coopers & Lybrand makes a determination with respect to the Purchase Price Adjustment, in each case to but excluding the date of payment at a rate per annum equal to twelve percent (12.0%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

            (d) Prior to the Closing, Seller shall deliver to Buyer a certificate (the "AO Singapore Certificate") certified by the Chief Financial Officer of Seller which shall set forth (i) whether the Net Worth of AO Singapore (excluding the assets



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and liabilities (the "Excluded Singapore Business") listed on Schedule B hereto) is less than U.S. $500,000 as of the Closing Date, together with an estimated balance sheet (the "AO Singapore Balance Sheet") prepared no more than 20 days prior to the Closing Date setting forth the estimated assets and liabilities of AO Singapore (excluding the Excluded Singapore Business) as of the date of its preparation, and (ii) the amount (if any) of cash removed from AO Singapore since February 29, 1996, other than in the ordinary course of business (which shall be consistent with the restrictions contained in Section 10(15)) or as described on Schedule B hereto. If Buyer elects to waive the condition set forth in Section 8(n) and to proceed with the Closing, the Purchase Price shall be reduced by the amount by which the AO Singapore Balance Sheet reflects Net Worth of less than U.S. $500,000. The AO Singapore Balance Sheet shall be prepared on a basis consistent with the February 23, 1996 pro forma balance sheet of AO Singapore set forth on Schedule 2(d). Promptly following the Closing, Buyer shall review the accounts of AO Singapore as of the Closing Date to confirm that the AO Singapore Certificate properly reflects the Net Worth of, and the amount, if any, of cash removed from AO Singapore as of the Closing Date. The dispute resolution procedures established in Section
2(c) shall apply mutatis mutandis if Buyer's review indicates that the Net




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Worth of AO Singapore as of the Closing Date was less than U.S. $500,000 or that the amount of cash removed (calculated as described above) differed from the amount indicated on the AO Singapore Certificate and, upon resolution of such dispute, payments of such differences, taking into account the provisions of this Section 2(d) and Section 6(t), if any, shall be made in the same manner and on the same terms set forth in Section 2(c).

SECTION 3.  Assumption of Liabilities.

            As part of the consideration for the sale, conveyance, assignment, transfer and delivery referred to in Section 1 hereof, on and as of the Closing Date, Buyer will, or, to the extent assets, properties, operations or benefits relating to such debt, liability or obligation are assigned, transferred or licensed to any Designated Subsidiary, will cause such Designated Subsidiary (with the guarantee of Buyer if, after making reasonable commercial efforts (at no expense to Seller), Seller is unable to obtain a consent to transfer and assign such liability without the guarantee of Buyer) to, assume and undertake to pay and perform in accordance with and subject to their respective terms only the following debts, liabilities and executory obligations of Seller (which term, when used here or elsewhere in this Agreement, shall not include the Collective Subsidiaries) to the extent incurred in or pertaining to the Business or to the extent otherwise related to the Assets (collectively, the "Assumed Liabilities"):

            (a) liability for trade accounts payable incurred through the Closing Date solely to the extent the liability for such accounts payable is reflected on the Closing Balance Sheet and remains unpaid on the Closing Date or to the extent such liability relates to an Asset which Asset was not included on the Closing Balance Sheet provided the liability does not exceed the value of the Asset to which it relates;

            (b) liability for employee wages, salaries, payroll taxes and accrued, earned and deferred vacations incurred in the Business through the Closing Date solely to the extent such liability is reflected on the Closing Balance Sheet and remains unpaid on the Closing Date;

            (c) debts, liabilities and obligations under the leases, contracts, purchase and sale orders, consignment agreements with suppliers and customers, distribution and agency agreements and other agreements to which Seller is a party, including without limitation those set forth in

      Schedule 4(i) hereto, and under any such additional leases, contracts, purchase and sale orders, consignment agreements with suppliers and customers, distribution and agency agreements and other agreements entered into by Seller in accordance with the provisions of this Agreement after the date hereof;

            (d) product liability claims (including consequential, punitive or other damages) (i) made more than 180 days after the Closing Date and (ii) made prior to the Closing Date, but in the case of this clause (ii), solely to the extent a reserve has been established on the Closing Balance Sheet for such claims;

            (e) liability for workers' compensation claims arising out of accidents or injuries occurring after the Closing Date;

            (f) liabilities associated with or related to the litigation claim described on Schedule 1(a);

            (g) liabilities under the Management Incentive Plan for the fiscal year beginning April 1, 1996 (but excluding any liabilities which arise as a result of a change of ownership of the Business), to the extent reflected on the Closing Balance Sheet or the AO Singapore Balance Sheet; and

            (h) other debts, liabilities and obligations solely to the extent reflected on the Closing Balance Sheet and solely to the extent unpaid on the Closing Date, provided that such debts, liabilities and obligations are incurred in the ordinary course of business.

            Buyer does not assume or undertake to perform any liabilities or obligations of Seller ("Retained Liabilities") not set forth above in this Section 3. The parties hereto acknowledge that after the Closing Buyer will be responsible for certain other liabilities in accordance with Sections 6, 13 and 14 hereof. Buyer does not assume or undertake to perform any liabilities of any subsidiary of Seller pursuant to this Agreement; provided, without limiting the representations, warranties and indemnities contained in this Agreement, that this sentence shall not limit the fact that each Collective Subsidiary shall remain subject to all of its liabilities and obligations. For the avoidance of doubt, Assumed Liabilities does not include any liabilities of Seller for Income Taxes.

SECTION 4.  Representations and Warranties of Seller.

            Seller hereby represents and warrants to Buyer as follows:

            (a) Corporate Organization. Seller and each of the Collective Subsidiaries which are identified on Schedule 4(a) (the "Material Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on the Business as presently conducted by it and to own, lease and operate the properties of the Business where such properties are now owned, leased or operated, and is qualified to do business in all foreign jurisdictions where the failure to be so qualified individually or in the aggregate would have a material adverse effect on the condition (financial or otherwise), properties, assets and operations of the Business, taken as a whole, or on the ability of Seller to consummate the transactions contemplated by this Agreement on a timely basis (a "Material Adverse Effect"). Each Collective Subsidiary which is not a Material Subsidiary (i) is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, (ii) is dormant and not engaged in the conduct of business, (iii) taken together with all other such Collective Subsidiaries, does not own assets or have liabilities or commitments, in each case, which are material to the Business and (iv) is not party to any contracts or commitments involving current or future liabilities or obligations and is not subject to any other obligation or liability of any type.

            (b) Charter Documents, Etc. Seller previously has delivered to Buyer true and accurate copies of the Certificate of Incorporation (or other instrument of incorporation), By-laws (if any) and other constitutional documents as of the date hereof of Seller and each Collective Subsidiary.

            (c) Corporate Authority. Seller has full corporate power and authority to execute and deliver this Agreement, and Seller, AOI and (to the extent relevant to the transactions contemplated hereby) Seller's subsidiaries each have, or will have at the Closing, full corporate power and authority to execute and deliver the instruments of transfer and other documents delivered or to be delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been and all other documents delivered or to be delivered by Seller, AOI or (to the extent relevant to the transactions contemplated hereby) Seller's subsidiaries in connection with this Agreement will have been duly authorized and approved by all necessary and proper corporate action of Seller, AOI and (to the extent relevant to the transactions contemplated hereby) any of Seller's subsidiaries (in each case, to the extent a party thereto) and constitutes, and will constitute when executed and delivered, the valid and binding obligations of Seller, AOI and (to the extent rel-evant to the transactions contemplated hereby) Seller's subsidiaries (in each case, to the extent a party thereto) enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            (d) No Violation. Except as disclosed in Schedule 4(d) hereto, neither the execution and delivery of this Agreement by Seller and the performance by Seller hereunder, nor the consummation of the transactions contemplated hereby, will (A) violate, conflict with, result in the breach of or default under or accelerate the performance required by any of the terms, conditions or provisions of
      (i) the Certificate of Incorporation, By-laws or other constitutional documents of Seller or AOI or any Collective Subsidiary or (to the extent relevant to the transactions contemplated hereby) Seller's subsidiaries, (ii) any order, ruling, decree, judgment, arbitration award or stipulation to which Seller or AOI or any Collective Subsidiary or (to the extent relevant to the transactions contemplated hereby) any of Seller's subsidiaries is subject,
      (iii) any agreement, obligation or commitment to which Seller or AOI or any Material Subsidiary is a party or by which Seller or AOI or any Material Subsidiary is bound, or to which any of their properties or assets is subject, or (iv) any provision of any applicable law, rule or regulation to which Seller or AOI or any Collective Subsidiary or (to the extent relevant to the transactions contemplated hereby) any of Seller's subsidiaries is subject or
      (B) result in the creation or imposition of any lien, charge or encumbrance under the terms, conditions or provisions of the items listed in subclause (i), (ii), (iii) or (iv) of clause (A) above upon any of the Assets, the Shares or any assets of any Material Subsidiary, or terminate any lease of real property included in the Assets or lease of any Collective Subsidiary, which violations, conflicts, breaches, defaults, liens, charges or encumbrances or terminations, individually or in the aggregate, would, in the case of clause (A)(ii), (A)(iv) or (B), have a Material Adverse Effect or have a material adverse effect on the ability of Seller to consummate on a timely basis the transactions contemplated by this Agreement or materially and adversely affect the right of Buyer to conduct the Business substantially in the manner presently conducted, and substantially on the terms presently enjoyed or, in the case of clause (A)(iii), would have a Material Adverse Effect.

            (e) Consents and Approvals of Governmental Authorities and Others. Except as set forth in Schedule 4(e) hereto, no consent, approval or authorization of, filing or registration with, or notification to, any governmental or regulatory authority (domestic or foreign) or other person is required to be obtained or made by Seller, AOI or any Material Subsidiary or, solely to the extent mate-rial to any such execution, delivery, performance or consummation, any of their respective Affiliates (as defined below), in connection with the execution and delivery of this Agreement by Seller, the performance of its obligations hereunder or the consummation by Seller or (to the extent material to the transactions contemplated by this Agreement) its subsidiaries of the transactions contemplated hereby or for the prevention of any termination of any right, privilege, license or agreement of the Business. Subject to Section 6(n), all such approvals, authorizations, filings, registrations and notifications set forth on Schedule 4(e) hereto have been or will be obtained on or prior to the Closing Date. Each of Seller and the Material Subsidiaries currently has and will maintain in effect until the Closing Date such licenses, permits and other authorizations from all domestic, foreign, federal, state and local authorities the failure of Seller or a Material Subsidiary to have obtained or maintained which would, individually or in the aggregate, have a Material Adverse Effect. No suspension or cancellation of any such license, permit or other authorization is, to the knowledge of Seller, threatened and none of such licenses, permits and authorizations, individually or in the aggregate, will be affected to the material detriment of the Business by consummation of the transactions contemplated in this Agreement.

            (f) Financial Statements. Schedule 4(f) sets forth (i) the unaudited balance sheet of the Business (excluding the Singapore Business) as of September 29, 1995 (the "September Balance Sheet") and the unaudited statements of income and cash flows of the Business (excluding the Singapore Business) for the six-month period ended September 29, 1995, together with the notes thereto, if any, (ii) the unaudited balance sheet of the Business (excluding the Singapore Business) as of December 29, 1995 (the "December Balance Sheet") and the unaudited statements of income and cash flows of the Business (excluding the Singapore Business) for the nine-month period ended December 29, 1995, together with the notes thereto, if any, and
      (iii) the audited balance sheets of the Business (excluding the Singapore Business) for the years ended March 31, 1995 and April 1, 1994, and the audited statements of income and cash flows of the Business (excluding the Singapore Business) for the years ended
      March 31, 1995 and April 1, 1994 together with the notes to such financial statements, accompanied in each case by an unqualified opinion of Ernst & Young (the financial statements described above, together with the notes thereto, collectively, the "Financial Statements"). Schedule 4(f)-1 sets forth the September Balance Sheet, adjusted to reflect the Business (excluding the Singapore Business) as held for sale, together with notes indicating such adjustments (the

      "Sale Balance Sheet"). The Financial Statements have been prepared in conformity with GAAP consistently applied (except (A) in each case as (x) described on Schedule 4(f) or (y) described in the notes thereto and (B) for the unaudited September Balance Sheet and the unaudited December Balance Sheet and the unaudited statements of income and cash flows for the six months ended September 29, 1995 and for the nine months ended December 29, 1995, in each case, which may be subject to normal recurring year end adjustments) and fairly present the assets and liabilities and results of operations of the Business as of the dates thereof and for the periods indicated.
      Since the date of the September Balance Sheet (or, in the case of AO Singapore, February 23, 1996), and except as set forth in Schedule 4(f) or otherwise contemplated in this Agreement with respect to AO Singapore, the Business has been conducted in the ordinary course consistent with historical practices and there have not been (1) any changes in the business, assets or liabilities of the Business, the Assets or the operations of the Business which have had, individually or in the aggregate, a Material Adverse Effect; (2) any actual or, to the knowledge of Seller, threatened damages, losses, conversions, terminations, cancellations, defaults or takings by eminent domain or other actions by governmental authority to which Seller, any Material Subsidiary or any of their respective properties is subject which, individually or in the aggregate, have had a Material Adverse Effect; or (3) any other occurrences which, individually or in the aggregate, have had a Material Adverse Effect. All accounts receivable reflected on the Sale Balance Sheet, and to be reflected on the books and records of the Business as of the Closing Date, are and will be bona fide and arose in the ordinary course of business at the aggregate amounts thereof less the reserve for doubtful accounts with respect thereto in the Financial Statements or the Closing Balance Sheet and are presented on a consistent basis in accordance with GAAP. On the Closing Date, no person will have any lien on such receivables, or any part thereof. No agreement for deduction, free goods, discount or other material deferred price or quantity adjustment has been made with respect to any of such receivables other than in the ordinary course of the Business and consistent with the historical practice of the Business. The inventory of materials and supplies as reflected on the Sale Balance Sheet, and to be reflected on the books and records of the Business as of the Closing Date, is and will be in good condition and not in excess of the reasonable requirements of the Business. All obsolete or otherwise unusable inventory of materials and supplies (including obsolete or otherwise unusable consignment inventory) has been written off or reserved against, where appropriate, in accordance with GAAP. Neither Seller (to the extent any such liability or obligation is an Assumed Liability) nor any Collective Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted, known or unknown) in excess of $100,000 on an individual basis (or with respect to any series of related liabilities or obligations), except
      (x) as set forth in the Financial Statements, the Sale Balance Sheet, the Closing Balance Sheet or the AO Singapore Balance Sheet,
      (y) liabilities or obligations arising since the date of the December Balance Sheet in the ordinary course of business consistent with past practice and (z) for items set forth on Schedule 4(f).

            (g) Equipment, Etc. The list of material items of machinery and equipment and of vehicles set forth in Schedule 4(g) hereto is a complete and accurate list in all material respects of all such items owned by Seller or the Material Subsidiaries as of the date of the Sale Balance Sheet and included in the Sale Balance Sheet except for dispositions and acquisitions in the ordinary course of the Business since the date of the Sale Balance Sheet.

            (h) Title to Assets, Etc. Seller and each Material Subsidiary have good and marketable title to or valid leasehold interests in or the right to use the assets reflected on the Sale Balance Sheet or the February 23, 1996 pro forma balance sheet of AO Singapore or thereafter acquired, except those sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens (as defined below) other than those reflected on Schedule 4(h) hereto and other than (i) Liens for taxes, assessments, governmental charges or claims, which taxes, assessments, governmental charges or claims are not yet due or which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, deposits made to obtain the release of such Liens, with respect to amounts being contested in good faith by appropriate proceedings; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not materially reducing the value of or materially interfering with the use of any material property to which it relates, incurred in the ordinary course of business;
      (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vii) subleases under leases of real property (where the annual rental payments payable pursuant to any such lease for such real property does not exceed $50,000) granted to others not interfering in any material respect with the Business;
      (viii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory or contractual requirements of the Business; (ix) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; (x) any interest or title of a lessor in the property subject to any capital lease obligations or operating leases; and (xi) Liens between Collective Subsidiaries (collectively, "Permitted Liens"). Except as set forth on Schedule 4(h), the tangible property (other than real property) of Seller (solely to the extent included in the Assets) and of each Material Subsidiary has been maintained in a commercially reasonable manner. Set forth in Schedule 4(h) is a true and correct list of all real property and interests in real property (i) owned in fee by Seller (solely to the extent included in the Assets) and each Material Subsidiary (the "Owned Property") and (ii) leased by Seller (solely to the extent included in the Assets) and each Material Subsidiary, solely to the extent annual rental payments for such property exceed $50,000) (the "Leased Property"). Except as disclosed in Schedule 4(h) hereto, Seller and each Material Subsidiary have good and marketable title to the Owned Property and valid leasehold interests in or the right to use the Leased Property, in each case, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 4(h) and except as relates to Environmental Laws or Hazardous Materials, which are dealt with exclusively in

      Section 4(r), all Owned Property and all Leased Property have been maintained in a commercially reasonable manner. On the Closing Date, Seller will transfer and convey, or cause to be transferred or conveyed, the Assets and the Shares to Buyer (or to a Designated Subsidiary of Buyer) free and clear (assuming, with respect to the Shares, the accuracy of Buyer's representation and warranty in
      Section 5(g) hereof) of all mortgages, liens, pledges, charges, title retention or security agreements claims, restrictions, leases, options, rights of first refusal, defects of title or other encumbrances or rights of others (each a "Lien") other than Liens which (x) are disclosed on Schedule 4(h) or (y) with respect to Liens on the Assets, are Permitted Liens.

            (i)  Contracts and Other Agreements.  Except as listed on
      Schedule 4(i), neither Seller (solely with respect to a contract, commitment or agreement used or held for use primarily in or pertaining primarily to or necessary to the ongoing conduct of the Business) nor any Material Subsidiary is a party to or bound by, and none of the properties, assets or operations of the Business is currently subject to, any of the following written contracts, commitments or agreements:

                  (i) any covenant of Seller or any Material Subsidiary not to compete or other covenant of Seller or any Material Subsidiary restricting the development, manufacture, marketing or distribution of the products and services of Seller or any Material Subsidiary, in each case, other than any such covenant (other than a covenant not to compete) that can be terminated without penalty within 90 days of the Closing Date;

                 (ii)  any agreement, contract or other arrangement with
            (x) Seller or any Affiliate of Seller (other than a Collective Subsidiary) or (y) any current or former officer, director or employee of Seller or any Material Subsidiary;

                (iii) any lease, sublease or similar agreement with any person under which either Seller or any Material Subsidiary is a lessor or sublessor of, or makes available for use to any person, (x) any real property or (y) any portion of any premises otherwise occupied by Seller or any Material
            Subsidiary;

                 (iv) any lease or similar agreement with any person under which (x) Seller or any Material

            Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property or
            (y) Seller or any Material Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property, in each case, other than leases entered into in the ordinary course of business and providing for payment of not more than $100,000 per year;

                  (v) any license, option or other agreement relating in whole or in part to any intellectual property set forth in
            Schedule 4(l) (including any license or other agreement under which Seller or any Material Subsidiary is a licensee or licensor of any such intellectual property);

                 (vi) any agreement, contract or other instrument under which Seller or any Material Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to (which obligation remains outstanding), any person or any other note, bond, debenture or other evidence of currently outstanding indebtedness issued to any person;

                (vii) any agreement, contract or other instrument (including so-called take-or-pay or keepwell agreements) under which (x) any person has, directly or indirectly, guaranteed indebtedness, liabilities or other obligations of Seller or any Material Subsidiary or (y) Seller or any Material Subsidiary has, directly or indirectly, guaranteed indebtedness, lia-bilities or other obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in each case, to the extent the aggregate amount of all such guarantees does not exceed $100,000 in the case of clause (x) or in the case of clause (y), respectively;

               (viii) any agreement, contract or other instrument under which Seller or any Material Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than any such investment in or between Seller or any Collective Subsidiary) to the extent that the amount of all such investments, in the aggregate, exceeds $100,000;

                 (ix) any mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any material Asset or any of the material assets or properties of any Material Subsidiary;

                  (x) any agreement or instrument providing for indemnification of any person with respect to liabilities of Seller or any Material Subsidiary, or any Affiliate of Seller or any Material Subsidiary or any predecessor person to the extent the aggregate of such indemnification obligations could exceed $100,000;

                 (xi) any sales order or other agreement, or group of related sales orders or other agreements, for the sale of goods, materials, supplies, machinery, capital assets or services in excess of $100,000 in any year, except for sales orders or other agreements for the sale of finished goods entered into in the ordinary course of business consistent with past practice and required to be performed within a period of one year;

                (xii) any purchase order or other agreement, or group of related purchase orders or other agreements, for the purchase of goods, materials, supplies, machinery, capital assets or services in excess of $100,000, in the current or any future year, which did not arise in the ordinary course of business consistent with past practice and is required to be performed within a period of one year;

               (xiii) any agreement not covered in clause (xi) above with any distributor, dealer, sales agent or representative providing for payments to any person in excess of $100,000 in the current or any future year;

                (xiv) any agreement granting to any person a right at such person's option to purchase or acquire any asset or property relating to Seller's or any Material Subsidiary's business (or any interest therein) (other than inventory in the ordinary course of business) with a value in excess of $100,000;

                 (xv) any agreement relating to the acquisition or disposition of stock, assets or any business or division with a value in excess of $100,000 (by way of merger, consolidation, purchase, sale or otherwise);

                (xvi) any agreement relating to a joint venture or partnership; or

               (xvii) any other agreement (x) of Seller being assigned to and assumed by Buyer or a Designated Subsidiary or (y) of a Material Subsidiary, in each case, which provides for aggregate current or future payments, rights or obligations in excess of $250,000, except for any such agreement which falls into a general category identified in clauses (i) through (xvi) above but is not required to be disclosed pursuant to such clauses because of a dollar threshold or other limitation set forth within such clause (including, but not limited to, agreements described as being entered into or arising in the ordinary course of business).

            For purposes of this Agreement, "Affiliate" of any person shall mean, with respect to a corporation, any person (including any member of the immediate family of any such person) which directly or indirectly beneficially owns or controls 10% or more of the total voting power of shares of capital stock of such corporation having the right to vote for directors under ordinary circumstances, any person controlling, controlled by or under common control with any such person (within the meaning of Rule 405 under the Securities Act of 1933, as amended).

            Except as set forth in Schedule 4(i) hereto and subject to clause (b) of the following sentence, all agreements, contracts, leases, licenses, commitments or instruments of Seller (solely to the extent included in the Assets) and each Material Subsidiary listed, or which are (A) being assumed by Buyer or a Designated Subsidiary or
      (B) agreements, contracts, leases, licenses, commitments or instruments of a Material Subsidiary and, in each case, should have been listed, in Schedule 4(i) (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in equity or at law. Except as set forth in Schedule 4(i) and except as would not have a Material Adverse Effect, (a) Seller and each Material Subsidiary have performed all obligations required to be performed by each of them to date under the Contracts, and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (b) to the knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder. Correct and complete copies of all Contracts have been made available to Buyer prior to the date hereof or, to the extent not previously provided and added to Schedule 4(i) in accordance with this Agreement after the date hereof, prior to the Closing.

            (j) Litigation. Except as set forth on Schedule 4(j) and except where the obligations with respect thereto will be retained by Seller, (i) there is no suit, arbitration or legal action pending against Seller or, to the extent process has been served on Seller or Seller otherwise has knowledge, administrative action pending against Seller or, to the extent such suit, arbitration, legal action or administrative action seeks or could reasonably be expected to result in injunctive relief or damages in excess of $50,000, any Affiliate of Seller in connection with the Business, (ii) to the knowledge of Seller, there is no investigation of or threatened litigation against Seller or any Affiliate thereof in connection with the Business or any Material Subsidiary and (iii) as of the date hereof, there is no material order, decree or judgment of any governmental, judicial, regulatory or public agency or authority, domestic or foreign, binding on Seller in connection with the Business or on any Material Subsidiary which, in the case of clause
      (ii), if determined adversely to Seller or such Affiliate would have a Material Adverse Effect. Except as set forth on Schedule 4(j), neither Seller nor any Collective Subsidiary is the subject of bankruptcy, insolvency, liquidation, receivership, reorganization or similar proceedings, and, to the knowledge of Seller, no such proceedings are currently threatened with respect to any of them.

            (k)  Taxes.  Except as disclosed on Schedule 4(k):

                  (i) Each of the Collective Subsidiaries and each Tax Affiliate thereof has timely filed all material Tax Returns required to be filed by it and has paid or provided on the Sale Balance Sheet for all Taxes due with respect to such Collective Subsidiary or Tax Affiliate; Seller has timely filed all mate-rial Tax Returns required to be filed by it with respect to the Business and has paid all Taxes shown as due on such returns.

                 (ii) With respect to each Collective Subsidiary, each Tax Affiliate and Seller (but in the case of Seller only to the extent related to the Business and only with respect to Taxes other than Income Taxes), (A) there are no pending requests for rulings from any Taxing authority, (B) there are no outstanding subpoenas or requests for information by any Taxing authority with respect to any material Taxes, and (C) to the knowledge of Seller, there are no material proposed reassessments by any Taxing authority of any property owned or leased by Seller or any Collective Subsidiary.

                (iii) The Income Tax Returns of each Collective Subsidiary (including any Consolidated Return in which any Collective Subsidiary is included) for the periods set forth on
            Schedule 4(k) have been examined by the relevant Taxing authority or the periods covered by such Income Tax Returns have been closed by an applicable statute of limitations.

                 (iv) There are no agreements in effect to extend (A) the time to file any Tax Return of any Collective Subsidiary or any Tax Affiliate, or (B) the period of limitations for the assessment or collection of any

            Taxes for which any Collective Subsidiary or any Tax Affiliate would be liable.

                  (v) All material deficiencies of Taxes asserted or proposed in writing or, to the actual knowledge of Seller or any Collective Subsidiary, otherwise asserted or proposed with respect to any Collective Subsidiary, any Tax Affiliate or Seller as a result of any audit, examination, investigation or similar proceeding by any Taxing authority have been paid or adequate provision therefor has been made on the Sale Balance Sheet.

                 (vi) There is no pending Tax audit, examination, investigation or similar proceeding involving any material liability for Taxes relating to any Collective Subsidiary, any Tax Affiliate or Seller (but in the case of Seller, only to the extent related to the Business and other than with respect to Income Taxes), nor has any Collective Subsidiary, any Tax Affiliate or Seller (but in the case of Seller, only to the extent related to the Business and other than with respect to Income Taxes) entered into any closing agreement (within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (the

            "Code"), or any analogous provision of applicable tax law).

                (vii) All material amounts required to be withheld or collected by each Collective Subsidiary, each Tax Affiliate and Seller (but, in the case of Seller, only to the extent related to the Business) with respect to Taxes have been duly collected or withheld, and any such amounts that were required to be remitted to any Taxing authority have been duly remitted or provided for.

               (viii) Prior to the date hereof, Seller has provided (or caused to be provided) to Buyer copies of all revenue agent's reports and other written assertions of Tax deficiencies of each Collective Subsidiary, each Tax Affiliate and Seller (but, in the case of Seller, only to the extent related to the Busi-
            ness) with respect to each taxable year of each of such entities for which an applicable statute of limitations has not closed. Seller will provide (or cause to be provided) to Buyer copies of any such reports or written assertions received after the date hereof and before the Closing Date within fifteen business days of their first being received by Seller or any Collective Subsidiary.

                 (ix) No Transferred Subsidiary is or was a member of a U.S. Consolidated Group.

                  (x) No Collective Subsidiary has or could reasonably be expected to have any material liability in respect of Taxes, under an indemnification agreement or on a transferee liability theory, of any person or entity (other than such Collective Subsidiary or any other Collective Subsidiary), which indemnification agreement or application of a transferee liability theory relates to an acquisition, disposition or sim-ilar transaction occurring on or prior to the date hereof.

                 (xi) Schedule 4(k) sets forth a list of states, territories and other jurisdictions (whether foreign or domestic) in which Seller and each Collective Subsidiary have filed Income, franchise and sales and use Tax Returns for taxable periods ending after March 31, 1991. No Taxing authority in a jurisdiction where Seller (with respect to the Business) or any Collective Subsidiary does not file Tax Returns has made a claim or assertion that Seller (with respect to the Business) or such Collective Subsidiary is subject to Taxation by such jurisdiction.

                (xii) The representations and warranties set forth in Exhibit B hereto (relating to Tax matters applicable in specific countries other than the United States) are incorporated herein by this reference as if set forth in this
            Section 4(k) in their entirety.

               (xiii) No Collective Subsidiary has granted any power of attorney in relation to a material liability for Taxes (other than any such powers of attorney granted to another Collective Subsidiary).

            Notwithstanding anything contained in this Agreement, Seller does not make any representation or warranty that the ability of any Collective Subsidiary to utilize, in a Post-Closing Period or the Post-Closing Portion of a Straddle Period (as those terms are hereinafter defined), any net operating loss or other Tax attribute of any Collective Subsidiary will not be affected by the purchase and sale of the Assets and Shares pursuant to this Agreement, or by any event or circumstance arising in a Post-

      Closing Period or the Post-Closing Portion of a Straddle Period.

            (l) Patents, Copyrights, Trademarks, Etc. All patents, patent applications, copyrights, trademark registrations, trademark applications, trade names, service mark registrations, service mark applications and other material intellectual property which are owned or controlled by Seller, AOI or any Material Subsidiary and which are used by it in the Business are listed on Schedule 4(1) hereto. All license agreements relating to the use of the names "AO" and "American Optical" have been delivered to Buyer or its representatives. Except as set forth on Schedule 4(l), neither Seller nor AOI has granted any licenses with respect to any material trademarks set forth on Schedule 4(l). Except as set forth in
      Schedule 4(j) or 4(1) hereto, (i) Seller, AOI or a Collective Subsidiary has and owns all right, title and interest to the patents, patent applications, copyrights, trademark registrations, trademark applications, trade names, service mark registrations, service mark applications and other intellectual property listed on Schedule 4(l),
      (ii) neither Seller nor AOI nor any Collective Subsidiary has granted any release, covenant not to sue or non-assertion to any third party with respect to any part of such intellectual property which could reasonably be expected to materially adversely affect the use or value of the intellectual property, (iii) there are no claims, actions, suits, interferences, oppositions, cancellations or other proceedings pending or, to the knowledge of Seller, threatened against Seller, AOI or any Material Subsidiary asserting that the use of any of the aforementioned properties or rights listed on Schedule 4(1) infringes the rights of any other person or challenging or questioning the legality, validity, enforceability or ownership of such intellectual property, (iv) to the knowledge of Seller, neither Seller (to the extent such action results in a liability which is an Assumed Liability) nor any Material Subsidiary has infringed, interfered with, misappropriated or is infringing, and neither Seller nor any Material Subsidiary has received notice of claim of infringement, in each case with respect to, any patent, trademark, copyright, trade dress, trade secret or related right of others and, to the knowledge of Seller, no third party has asserted a right superior to any intellectual property and any other rights owned by Seller or AOI (in each case, to the extent such right is included in the Assets) or any Material Subsidiary, (v) except as set forth in
      Schedule 4(l), neither

      Seller nor any Material Subsidiary has received written notice that, or is actually aware that, any of such intellectual property rights is being infringed upon by third parties in a manner which could reasonably be expected to have a Material Adverse Effect, and
      (vi) except as disclosed on Schedule 4(j), Seller has no reason to believe that any material trademarks set forth on Schedule 4(l) are invalid, or except to the extent that pending trademark applications in their current forms may now be under rejections, Seller has no reason to believe that such material applications as set forth on
      Schedule 4(l) represent unissuable applications. Seller or a Collective Subsidiary owns or has adequate licenses or other rights to use all material patents, patent applications, inventions, know-how and technical information used in the conduct of the Business. Except as set forth on Schedule 4(j) or 4(l) hereto, to the knowledge of Seller, no goods or articles manufactured or sold by Seller or a Material Subsidiary and no method or process employed by Seller or a Material Subsidiary infringe any patents, trademarks, registered designs, copyrights or other industrial or commercial monopoly rights of any third party, other than infringement, in the case of Seller, which would not result in a liability that is an Assumed Liability.

            (m) Compensation and Benefit Plans. (i) Schedule 4(m)(i) sets forth a list of all material Benefit Plans (as defined below) and material Employee Agreements (as defined below) which are or have been entered into, sponsored, maintained, contributed to, or required to be maintained or contributed to, by Seller, any Collective Sub-sidiary or any ERISA Affiliate (as defined below) for the benefit of Business Employees (as defined below) ("Seller Benefit Plans"). Except as set forth on Schedule 4(m)(i), true and complete copies of all documents as currently in effect providing for the Seller Benefit Plans have been provided to Buyer. For purposes of this Agreement, "Benefit Plan" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral, and whether or not legally binding, including, without limitation, each "employee benefit plan" within the meaning of
      Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA. For purposes of this Agreement, "ERISA Affiliate" means each business or entity which is a member of a controlled group of corporations," under "common control" or a member of an "affiliated service group" with Seller within the meaning of Sec-tion 414(b), (c) or (m) of the Code, or is required to be aggregated with Seller under Section 414(o) of the Code, or is under "common control" with Seller, within the meaning of Section 4001(a)(14) of ERISA; "Business Employee" means each current, former or retired employee, consultant or other service provider of a Collective Sub-sidiary or of Seller or any of its ERISA Affiliates with respect to the Business; and "Employee Agreement" means each management, employment, severance, consulting, non-compete, confidentiality or similar agreement or contract between Seller, any Collective Subsidiary or any of their ERISA Affiliates and any Business Employee.

           (ii) Except as set forth on Schedule 4(m)(ii), no payment or benefit which will or may be made with respect to any Business Employee pursuant to any Seller Benefit Plan in effect on or before the Closing Date will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (iii) Except as set forth on Schedule 4(m)(iii), no work stoppage or labor strike by Business Employees is pending or, to the knowledge of Seller, threatened.

      Except as set forth on Schedule 4(m)(iii), neither Seller (to the extent related to the Business) nor any Collective Subsidiary nor any Affiliate of the foregoing (with respect to the Business) (i) is involved in or, to the knowledge of Seller, threatened with any material labor dispute, grievance, or litigation relating to labor matters; (ii) has engaged in any unfair labor practices covered by the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or other contract with any labor union with respect to Business Employees and no such agreement or contract is currently being negotiated.

           (iv) Each of the Collective Subsidiaries (A) has withheld all amounts required by law or by agreement to be withheld from wages, salaries and other payments; (B) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (C) is not in arrears for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits, except for instances of noncompliance with (A),
      (B) or (C) that,
      individually or in the aggregate, do not have a Material Adverse
      Effect.

            (v) Seller has delivered to Buyer copies of the savings plans of American Optical de Mexico, S.A. de C.V. and American Optical Lensmex, S.A. de C.V. (the "Mexican Plans"). The Mexican Plans benefit only the current employees of such entities. The Mexican Plans establish that all the benefits granted thereby will be terminated automatically whenever their beneficiaries are no longer employees of such entities. Apart from the benefits granted to the employees under the Mexican Plans, and the benefits for which the employees of American Optical de Mexico, S.A. de C.V. and American Optical Lensmex, S.A. de C.V. may be eligible under certain insurance policies purchased by such companies, as described in Schedule 4(m)(i) hereto, present or former employees of American Optical de Mexico, S.A. de C.V. and American Optical Lensmex, S.A. de C.V. have no rights to any kind of employee benefits whatsoever. The Mexican Plans comply with all Mexican tax, labor and other applicable laws and regulations and have been managed and supervised in accordance with such laws and regulations, as well as in compliance with the Mexican Plans' terms and conditions.

           (vi) Seller has delivered to Buyer copies and descriptions of all pension and benefit plans of American Optical Company International A.G. ("AO Switzerland"). There are no covenants toward former or present employees of AO Switzerland regarding pensions or similar benefits not properly reflected in such material. The pension fund(s) or pension arrangements of AO Switzerland (the "Fund") comply with the applicable legal provisions and have been administered in conformity with applicable law and the Fund's articles and regulations. AO Switzerland has no outstanding dues against the Fund. All pension benefits and other obligations of the Fund and/or of AO Switzerland toward beneficiaries are sufficiently covered by funds set aside, insurance agreements, mathematical reserves in the Fund's balance sheets or other reserves.

          (vii) Except as set out in Schedule 4(m)(i), with respect to any present or former director, agent, employee or consultant of AO Singapore or AO Pacific Distribution Pte Ltd. (the "Singapore Subsidiaries"):

                  (A) There are not in existence any contracts with directors, employees, agents or consultants which cannot be lawfully terminated by three months' notice or less without giving rise to any claim for damages or compensation (other than any claim for unfair dismissal).

                  (B) No director, employee, agent or consultant of the Singapore Subsidiaries has ceased to be employed by or to be under contract to the Singapore Subsidiaries in circumstances in which he or it could claim damages or compensation or has given or is under notice of resignation, dismissal or termination or is to the best of the knowledge, information and belief of Seller contemplating leaving the Singapore Subsidiaries or under threat of dismissal or termination.

                  (C) Complete and accurate particulars (including copies of all relevant documents) of Seller's and the Singapore Subsidiaries' obligations (whether legally enforceable or not) to provide or increase or amend any life assurance, retirement, redundancy, termination, pension, death, health or disability benefit or payment to any present or former director, employee, agent or consultant of the Singapore Subsidiaries or any spouse or dependent of any thereof (together "Singapore Schemes") have (together with full details of all actual and proposed contributions) been specified. Each Singapore Scheme has been operated at all times in accordance with the documents establishing the same (as lawfully amended from time to time) and complies with (and has been operated in accordance with), and has been granted all appropriate approvals and certificates under, all legislation and regulations applicable thereto and is fully and sufficiently funded both on the basis of current salaries, staff and benefits and on the basis of all proposed and likely increases in salaries and/or staff and benefits; all premiums, contributions, costs and expenses in respect thereof have been promptly paid to the date hereof; no contribution "holiday" or reduction has obtained during the three years ending on the date hereof; and no claims or proceedings are threatened in relation thereto. Save as aforesaid Seller and the Singapore Subsidiaries, as the case may be, have no liability to provide for the benefit of any Singapore Scheme or any such benefit or payment to any person.

                  (D) There are no amounts owing to any present or former director, employee or member of the Singapore Subsidiaries other than for remuneration and pension contributions accrued due in respect of the current month or for reimbursements of business expenses properly incurred during the two weeks before the date hereof.

                  (E) Each of the employees of the Singapore Subsidiaries who is by law subject to immigration control has been granted leave to remain in the country in which he/she is employed and has a valid work permit issued in relation to his/her employment with Seller or the Singapore Subsidiaries.

                  (F) There are not and have not been any training schemes, arrangements or proposals in respect of which a levy may become payable by the Singapore Subsidiaries under the relevant country of incorporation.

                  (G) The Singapore Subsidiaries take and have taken all appropriate precautions to ensure that their employees have a working environment and working practices which are not injurious to their health and safety.

                  (H) Neither of the Singapore Subsidiaries uses the services of any person who whilst not formally treated as an employee thereof could be regarded by any taxation authority as an employee of Seller or the Singapore Subsidiaries, as the case may be.

         (viii) Set forth in Schedule 4(m)(i) is a true and complete list (and, in the case of any "change of control" provisions, a description in all material respects) of all employee benefit, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans and other employee benefit plans, including, but not limited to, welfare arrangements, unemployment or severance benefits, health or other employee insurance plans, employee training programs and other similar arrangements (collectively, the "French Plans") maintained by AO Ouest Optique SA in favor of any employees, officers or members of the board of directors of AO Ouest Optique SA (collectively, the "French Employees"). Each of the French Plans conforms in all respects to all applicable laws and regulations (including, without limitation, the provisions adopted by the Decree No. 94-761 of August 31, 1994 pursuant to EU Directive No. 91-533 of October 14, 1991; the French Labor Code (Code du Travail); and the collective bargaining agreement of the metallurgical, electrical and electronic industries (Convention Collective des Industries Metallurgiques, Electriques et Electroniques) of the Ile-et-Vilaine and Morbihan regions). AO Ouest Optique SA has paid, or specifically reserved for in the Financial Statements, all Contributions, dismissal indemnities, paid vacation allowances or other benefits accrued or payable as of the Closing Date to any French Employee or former Employee. Except as set forth in Schedule 4(j), there are no actions, suits or claims which have been instituted or asserted, or which could reasonably be expected by Seller or AO Ouest Optique SA to be instituted or asserted, against or relating to any of the French Plans, by or on behalf of any such French Employee or former French Employee. AO Ouest Optique SA does not have any liability under any French Plan which is not fully funded or fully and specifically reserved for in the Financial Statements. As used herein, "Contributions" means all permanent or exceptional deductions, charges or other contributions required to be made or paid pursuant to any social security regime, unemployment benefit or severance plan, welfare arrangement, retirement or pension plan, health or other employee insurance plan, employee training program, profit-sharing plan or any other employee benefit or labor-related plan pursuant to any applicable law and for which AO Ouest Optique SA or any of its predecessors may be liable.

           (ix) (A) "AOCO Employees" means employees of AOCO Limited who provide services to the Canadian Transferred Subsidiary pursuant to the Management Services Renewal Agreement and who are set forth on
      Schedule 4(m)(i) and employees of AOCO Limited who are hired as replacements for persons on said Schedule and who provide services to the Canadian Transferred Subsidiary. "Canadian Benefit Plans" means each plan, program, policy, payroll practice, contract, agreement, course of conduct or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, welfare, bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, medical, eyeglass, dental, disability or other employee benefit, income secu-rity or savings benefit of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, in which the AOCO Employees now participate or are or may become eligible to participate prior to the Closing. "Canadian Transferred Employees" means those AOCO Employees who accept employment with the

      Canadian Transferred Subsidiary. "Canadian Transferred Subsidiary" means 1132786 Ontario, Inc. "Management Services Renewal Agreement" means the Management Services Renewal Agreement between AOCO Limited and 1132786 Ontario, Inc. made as of January 1, 1996.

                  (B) Schedule 4(m)(i) includes a true and complete list of AOCO Employees including the current annual salary paid to each such employee. Neither AOCO Limited nor the Canadian Transferred Subsidiary is a party to any written contract or arrangement with any AOCO Employee, including without limitation (a) any contract or arrangement for the employment or compensation of an AOCO Employee except the Management Services Renewal Agreement; (b) any contract or arrangement to provide employment benefits except as set forth in Schedule 4(m)(i); or (c) any collective bargaining agreement with, or any other obligation or commitments to, any trade union or employee organization or group. Neither AOCO Limited nor the Canadian Transferred Subsidiary is currently engaged in any labor negotiation and neither AOCO Limited nor the Canadian Transferred Subsidiary is the subject of any union organization effort. Schedule 4(m)(i) sets forth all material Canadian Benefit Plans. All Canadian Benefit Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Canadian Benefit Plans ("Applicable Canadian Benefit Laws"). All obligations regarding the Canadian Benefit Plans have been satisfied in all material respects, there are no outstanding defaults or violations of a material nature by any party to any Canadian Benefit Plan and no taxes, penalties or fees are owing or exigible under any of the Canadian Benefit Plans. Should any matter arise prior to the Closing which could affect the registration of any registered Canadian Benefit Plan, the Seller will or will cause all such steps to be taken as may be required to ensure registration is not affected. All contributions or premiums required to be made under the terms of each Canadian Benefit Plan or by Applicable Canadian Benefit Laws have been made and as of the Closing Date there will be no unfunded liability and Seller shall or shall cause all premiums to be paid on an accrual basis for the period up to the Closing

            Date even though not otherwise required to be made until a later date. No amendments have been made to any Canadian Benefit Plan and no improvements to any Canadian Benefit Plan will be made or promised before the Closing Date. Seller or its affiliate shall furnish or have made available to Buyer on or before Closing true, correct and complete copies of all Canadian Benefit Plans as amended as of the date hereof together with all related material documentation. All employee data necessary to administer each Canadian Benefit Plan as it relates to the AOCO Employees shall be provided by Seller to Buyer prior to the Closing and to the best of the knowledge of the responsible persons at AOCO Limited shall be true and correct as of the date thereof and Seller shall promptly notify Buyer of any changes thereto of which such responsible persons have knowledge. No insurance policy or any other contract or agreement affecting any Canadian Benefit Plan requires or per-mits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Canadian Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims. Except as disclosed in Schedule

            4(m)(i), none of the Canadian Benefit Plans provides benefits to the AOCO Employees after their retirement or to their beneficiaries or dependents after such retirement, and none of the Canadian Benefit Plans is a multi-employer pension plan.

                  (C) Effective as of the Closing, Buyer shall cause the Canadian Transferred Subsidiary to offer to employ the AOCO Employees in the Canadian Transferred Subsidiary on terms and conditions substantially comparable in the aggregate to those in effect immediately before the Closing but only if immediately before the Closing such person is employed by AOCO Limited, has not met the requirements for receiving benefits under AOCO Limited's long-term disability policy and, if not actively employed at such time, is expected to return to active employment within 90 days after the Closing Date or, if later, within 180 days after the disability commenced. Seller shall cooperate in all reasonable respects in connection therewith. Buyer shall cause the Canadian Transferred Subsidiary to recognize the length of service of Canadian Transferred Employees with AOCO Limited and its predecessors for purposes of eligibility and



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            vesting of benefits under the plans established by Buyer to the extent such service was recognized under the applicable
            Canadian Benefit Plans, but not for purposes of determining the quantum of benefits accrued under the plans established by the Buyer. For purposes of determining the severance benefits of the Canadian Transferred Employees, Buyer shall give credit, or cause the Canadian Transferred Subsidiary to give credit, for any service with AOCO Limited or its predecessors prior to the Closing to the extent such credit is required by Canadian statutory or common law. Seller shall cause AOCO Limited to amend the Management Services Renewal Agreement as requested by Buyer to reflect the employment of the Canadian Transferred Employees by the Canadian Transferred Subsidiary on and after the Closing.

                  (D) As of the Closing Date, Buyer shall cause the Canadian Transferred Subsidiary to provide medical and dental benefits to the Canadian Transferred Employees under arrangements (including under the Canadian Benefit Plans pursuant to the provisions below) which are substantially comparable to those currently offered by AOCO Limited to its employees





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



            immediately prior to the Closing. Such arrangements shall provide medical and dental coverage for the Canadian Transferred Employees in respect of medical or dental services provided on or after the Closing Date. At the written request of Buyer, Seller shall extend or shall cause to be extended continued coverage to the Canadian Transferred Employees after the Closing under such of the Canadian Benefit Plans which provide medical, dental, disability or life insurance benefits as Buyer may request (which request must be given to Seller a sufficient amount of time before the Closing to enable such coverage to be continued without interruption) for such period not exceeding 90 days as Buyer may request to permit Buyer sufficient time to establish or cause to be established its own plans or arrangements in respect of the Canadian Transferred Employees and the representations and warranties in respect of the Canadian Benefit Plans set out above shall continue to apply throughout such extended coverage period. Buyer shall cause the Canadian Transferred Subsidiary to pay to AOCO Limited prior to the beginning of each month falling within such period of extended coverage an amount equal to the estimated premium cost of such



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            coverage for such month as determined in good faith by AOCO
            Limited, and, to the extent the actual premium cost differs from such estimated premium cost, Seller shall cause AOCO Limited to pay to the Canadian Transferred Subsidiary any excess and Buyer shall cause the Canadian Transferred Subsidiary to pay to AOCO Limited any shortfall, as the case may be, as soon as administratively practicable after the end of such month. Buyer shall indemnify and hold Seller and AOCO Limited harmless from and against any and all Losses arising out of or resulting from such extended coverage, except to the extent such Losses result from a failure of AOCO Limited to make required premium payments in a case where the Canadian Transferred Subsidiary has satisfied its obligation to make payments as described above.

                  (E) The Canadian Benefit Plans permit or shall be amended to permit each Canadian Transferred Employee to require the commuted value of any accrued benefit under a deferred profit sharing plan, retirement savings plan or pension plan or other retirement or deferred income arrangement registered or defined in the Income Tax Act (Canada) to be forthwith paid



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            in a lump sum without tax withholding where permitted under the
            Income Tax Act (Canada) to any similar arrangement established by Buyer for Canadian Transferred Employees.

            (x) (A) Complete and accurate particulars (including copies of all relevant documents) of the UK Collective Subsidiaries' obligations (whether legally enforceable or not) to provide or increase or amend any life assurance, retirement, pension rights on termination, pension or death benefit or payment to any present or former director, employee, agent or consultant of the UK Collective Subsidiaries or any spouse or dependent of any thereof (together "UK Plans") (together with full details of all actual and proposed contributions) have, except in relation to the Old Plans and any plans of M. Wiseman and Company (Zimbabwe) Limited, been disclosed to the Buyer and, save as aforesaid, the UK Collective Subsidiaries have no liability (except in relation to the M. Wiseman and Company (Zimbabwe) plans) (whether or not legally binding) to provide for the benefit of any scheme or any such benefit or payment to any person. In relation to the Old Plans, Seller has disclosed all particulars, and copies of all relevant documents, of which it has knowledge.




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                  (B)  The "Main Scheme" means the UK Optical Limited
            Pension Scheme. The "Old Plans" means: The M. Wiseman and Company Limited Schemes numbered one, two, three, four, five, six, seven, eight, nine, ten and eleven; The M. Wiseman and Company Limited Scheme constituted 21 December 1951; The British American Optical Company Limited Pension Scheme; The British American Optical Pension Fund for Kidwelley employees; The UKO International Pension Scheme; UKO International Superannuation Fund; The Willesden Optical Works Limited Pension Fund; The WM Still and Son Scheme; The Hadley Company Limited Superannuation Fund; The Hadley Company Limited Life Assurance Scheme; The Alfa Lens Company Limited Scheme; Joint Annuity for Mr. and Mrs. Bartlem; The M. Wiseman SA Pension Plan; Willmotts Limited Pension Plan; M. Wiseman & Company Pty. Scheme, South Africa; M. Wiseman & Company Pension Fund South Africa; and M. Wiseman & Company South Africa Pension Fund. "Participating Companies" means UKO International Limited, UK Optical Limited, UKO International (Overseas Holdings) Limited, UKO Limited and UKO (Export) Limited.





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                  (C)  The Main Scheme has exempt approved status under
            Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 and neither Seller nor the principal executive officers of the Participating Companies are aware of any ground on which such approval could be withdrawn or could cease to apply.

                  (D) All taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which the trustees and administrators of the Main Scheme are liable, or liable to account, has been duly paid.

                  (E) To the knowledge of Seller and the principal executive officers of the Participating Companies, no claim has been made or threatened against the UK Collective Subsidiaries or the trustees or administrators of the Main Scheme, or against any person whom the UK Collective Subsidiaries or Seller is or may be liable to indemnify or compensate, in connection with the Main Scheme (other than routine claims for benefits), and to the knowledge of the principal executive officers of the Participating Companies and Seller there are no circumstances which may give rise to any such claim and to the knowledge of Seller and the principal executive officers of the





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            Participating Companies neither of them has given an indemnity to any person in connection with the Main Scheme.

                  (F) No payment or repayment of any of the assets of the Main Scheme has been made to the UK Collective Subsidiaries or any other person, firm or company participating in the Main Scheme.

                  (G) Except as disclosed in relation to Mr. Boyle in a letter dated 12th May 1993, no discretion or power has been exercised in the last three years under the Main Scheme to augment benefits thereunder and no promise, assurance or undertaking (whether legally binding or not) has been given in the last three years to any employee as to any such augmenta-tion, provision or payment or as to the continuance of the Main Scheme following Closing.

                  (H) Except as disclosed in Schedule 4(t), the UK Collective Subsidiaries have complied fully with all equal pay, equal entitlement, sex and other discrimination legislation including Article 119 of the Treaty of Rome except for instances of non-compliance





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            that individually or in the aggregate do not have a Material
            Adverse Effect.

                  (I) The employments to which the Main Scheme relate are contracted out of the State Earnings Related Pension Scheme within the meaning of the Pension Schemes Act 1993 and there is in force a contracting-out certificate in relation to those employments and to the knowledge of Seller and the principal executive officers of the Participating Companies there is no ground on which such certificate could be withdrawn.

                  (J) The records of the Main Scheme have been properly and accurately maintained and will, if such is not the case, be brought up to date (at the cost of Seller) as at Closing or within two months of Closing.

                  (K) Other than Participating Companies, no other company or firm participates in the Main Scheme.

                  (L) Except in relation to those employees listed on an internal UKO Limited memorandum dated 19th June 1984, all lump sum benefits (other than a





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            refund of members' contributions with interest where
            appropriate) payable under the Main Scheme on death before normal pension age in respect of any person whilst in employment to which the Main Scheme relates are fully insured under a policy with an insurance company of good repute. All contracts of insurance relating to the Main Scheme are enforceable and to the knowledge of the principal executive officers of the Participating Companies and Seller there is no ground on which the insurers might avoid liability.

                  (M) The assets of the Main Scheme are sufficient to meet the aggregate of the benefits payable to or in respect of the members of the Main Scheme based on pensionable service up to Closing, calculated on the basis of the actuarial assumptions set out in the latest actuarial valuation (as at 1 April 1994) of the Main Scheme, and including allowance on the basis of such assumptions for projected increases in the rate of pensionable salaries for each of such members from the date of Closing to pensionable age under the Main Scheme or the earlier assumed date of death or leaving service and any increases in pensions in payment and deferred pensions.



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                  (N)  All active members of the Main Scheme are employed
            by UK Optical Limited.

                  (O) M. Wiseman and Company (Zimbabwe) Limited has no liability (or potential liability) in respect of any benefits accrued but unfunded as of the Closing Date under any UK Plans.

                  (P) Seller undertakes to use its best endeavors to secure from the Occupational Pensions Board a Contracting-out Certificate (within the meaning of the Pension Schemes Act
            1993) in respect of all employments with UK Optical Limited.

                  (Q) "UK Business Employees" means all current employees of any UK Collective Subsidiary except that, for purposes of the warranties in (R)(iii) and (vii) below, "UK Business Employees" means all current or former employees of any UK Collective Subsidiary. UK Collective Subsidiaries warrant that there are no other persons engaged by or working for and that no other person has or has been offered a contract of employment or any contract for services with any UK Collective Subsidiary on the date hereof other than the UK Business Employees whose names have been





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            disclosed by Seller under cover of the letter from Lovell White
            Durrant to Denton Hall dated 16 April 1996. "UK Collective Subsidiaries" means any Collective Subsidiary incorporated in the UK.

                  (R) UK Collective Subsidiaries hereby warrant that, except as expressly disclosed to Buyer in the Schedules and under cover of the letter from Lovell White Durrant to Denton Hall dated 16 April 1996, the following facts or matters set out below are correct:

                         (i) all material facts and matters relating to or concerning the employment of any UK Business Employees (including but not limited to their length of service, relevant service with previous employers, dates of birth, notice periods, any stock-option or profit-share entitle-ments or rights) have been disclosed to Buyer under cover of the letter from Lovell White Durrant to Denton Hall dated 16 April 1996 and no variation of terms and conditions of employment or rights have been offered, promised or agreed for the future in respect of any UK Business Employees;





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                        (ii)  all material obligations and duties arising
                  under contract and required to be performed by UK Collective Subsidiaries in relation to UK Business Employees have been discharged to the extent that, insofar as the obligation requires the payment of money, that money has become due and payable under contract;

                       (iii) to the best of the knowledge, information and belief of the principal executive officers of the UK Collective Subsidiaries, having exercised due care in making all reasonable and relevant enquiries, no UK Business Employee has ceased to be employed by or to be under contract to any UK Collective Subsidiary in circum-stances in which he or she could claim damages or compensation or has given or is under notice of resignation, dismissal or termination or is to the best of the knowledge, information and belief of the principal executive officers of the UK Collective Subsidiaries contemplating leaving any UK Collective Subsidiary or under threat of dismissal or termination;

                        (iv) no trade union, staff association or other body representing employees in respect of all or any of the UK Business Employees is recognized by any UK Collective Subsidiary (either expressly or impliedly) other than as disclosed under Schedule 4(m)(i);

                         (v) to the best of the knowledge, information and belief of the principal executive officers of the UK Collective Subsidiaries having exercised due care in making all reasonable and relevant internal enquiries, there are no enquiries or investigations existing, pending or threatened into the business carried out by any UK Collective Subsidiary by the Equal Opportunities Commission or the Commission for Racial Equality or other similar authorities;

                        (vi) to the best of the knowledge, information and belief of the principal executive officers of the UK Collective Subsidiaries, having exercised due care in making all reasonable and relevant enquiries, there are no claims pending or threatened or any circumstances which may give rise to such a claim by any of the UK





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



                  Business Employees against Seller and/or any of the UK Collective Subsidiaries in respect of any accident, injury, debility or ill-health, other than those employer's liability claims pending against UK Optical Limited details of which have been disclosed in Schedule 4(j) to Buyer.

                       (vii) to the best of the knowledge, information and belief of the principal executive officers of the UK Collective Subsidiaries, having exercised due care in making all reasonable and relevant enquiries, there is no threatened in writing, existing or pending litigation against Seller and/or any of the UK Collective Subsidiaries in respect of or concerning the UK Business Employees and/or any matter which is likely to give rise to any legal claim in respect of the UK Business Employees other than those matters expressly disclosed to Buyer in Schedule 4(j).

            (n) Certain Fees. Except for any fees and disbursements that may be due and payable to Bowles Hollowell Conner & Co. (which will be paid by Seller), neither Seller nor any Collective Subsidiary nor any of their




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



      respective officers, directors, employees or Affiliates has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

            (o) Insurance. Schedule 4(o) hereto contains a complete and accurate list of all policies of insurance currently in force with respect to the Business (including with respect to the Assets and the Material Subsidiaries and their assets), including without limitation such policies covering its public and product liability and its personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations. All such policies and other instruments are and will be in full force and effect up to the Closing Date. Except as set forth in Schedule 4(o), there are no material claims by Seller or any of its Affiliates (including the Collective Subsidiaries) relating to the Business under any of such policies as to which any insurance company is denying liability or defending under a reservation of rights or similar clause where such denial or defense relates to a material portion of such claim.

            (p) Assets. All of the assets of Seller and its subsidiaries used or held for use primarily in or pertaining primarily to or necessary to the ongoing conduct of the Business (other than (a) such assets as are specified herein as Excluded Assets, (b) all of the outstanding shares of capital stock or other evidence of ownership of any corporation or other entity and
      (c) the assets and properties of the Collective Subsidiaries) are included in the assets being conveyed pursuant to this Agreement.

            (q) Certain Payments. Neither Seller nor any Collective Subsidiary nor, to the knowledge of Seller, any of their respective directors, officers, agents, employees or persons acting on their behalf has, in connection with the conduct of the Business, directly or indirectly, given or agreed to give any significant gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) which (A) could subject Buyer or any Material Subsidiary or the Business to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, domestic or foreign, or (B) could have a Material Adverse Effect on the Business. To the knowledge of Seller, neither Seller nor any




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



      Collective Subsidiary nor any of their respective directors, officers, agents, employees or persons acting on their behalf has unlawfully accepted or received any significant gifts or similar benefits with respect to the Business.

            (r) Environmental Matters. Except as disclosed in Schedule 4(r), Seller (to the extent related to the Business) and each Collective Subsidiary are not in violation of any Environmental Law except as would not result in a Material Adverse Effect. Except as set forth in Schedule 4(r) or as would not have a Material Adverse Effect, there are no claims, notices of violation, civil, criminal or administrative actions, suits, hearings or proceedings pending nor, to the knowledge of Seller, are there any investigations threatened against Seller (to the extent related to the Business) or any Collective Subsidiary that are based on any Environmental Law.
      Except as set forth in Schedule 4(r), neither Seller (to the extent related to the Business) nor any Collective Subsidiary has received since 1986 any written notice or other written communication that it is or may be a potentially responsible party or otherwise liable in connection with any waste disposal site allegedly containing any Hazardous Materials, or



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



      other location used for the disposal of any Hazardous Materials, or written notice of any failure to comply in any respect with any Environmental Law, in each case, except as would not result in a Material Adverse Effect. Except as set forth on Schedule 4(r), to the knowledge of Seller, neither Seller (to the extent related to the Business) nor any Collective Subsidiary has, since 1986, disposed of or arranged for the disposal or treatment of any Hazardous Materials at any Third-Party Site except as could not reasonably be expected to result in a Material Adverse Effect. The term "Third-Party Site" shall mean any waste disposal site or facility used for the storage, disposal or treatment of any Hazardous Materials other than any Real Property and Tangible Assets. Schedule 4(r) sets forth a complete list of all aboveground and underground storage tanks now used in the Business that are subject to the Environmental Laws, and sets forth their present contents. Except as disclosed in Schedule 4(r), Seller (to the extent related to the Business) and each Collective Subsidiary have obtained and are in compliance with all permits, licenses, approvals or other authorizations required under the Environmental Laws for the operation of the Business as now conducted except as would not result in a Material Adverse Effect and have filed such



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      timely and complete renewal applications thereof as may be required prior to the Closing Date. Except as set forth in Schedule 4(r), to the knowledge of Seller there have been no releases of Hazardous Materials by Seller or any Collective Subsidiary or any predecessor of Seller or any Collective Subsidiary at, under or from any of the Real Property and Tangible Assets which could reasonably be expected to give rise to any liability under the Environmental Laws and which would have a Material Adverse Effect. Except as set forth on
      Schedule 4(r), neither Seller (to the extent related to the Business) nor any Collective Subsidiary since 1986 has been or is currently required by any governmental authority to perform any investigation or remedial action under any Environmental Law. Except as set forth on Schedule 4(r), no Lien pursuant to any Environmental Law exists on any of the Real Property or Tangible Assets that are currently owned, operated or leased by Seller (to the extent related to the Business) or any Collective Subsidiary.

            "Hazardous Materials" means any wastes, chemicals and compounds, pollutants, contaminants, toxic or hazardous or extremely hazardous substances (including without limitation petroleum or any by-products or fractions thereof,



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      any form of natural gas, lead, asbestos and asbestos-containing materials ("ACM"), polychlorinated biphenyls ("PCB") and PCB-containing equipment, radon and other radioactive elements, ionizing and non-ionizing radiation, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) regulated under any applicable Environmental Laws.

            "Environmental Laws" means the common law and any federal, state, local, or foreign law, statute (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability
      Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 1101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq. , the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 641 et seq., and the Environment Act 1995 of the laws



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



      of the United Kingdom), ordinance, rule, regulation, treaty or convention, applicable judicial and administrative decisions, orders and decrees relating to occupational health and safety, contamination, pollution or protection of the environment (including, without limitation, ambient and indoor air, surface water, groundwater, soil, land surface or subsurface), including, without limitation, those relating to releases or threatened releases of or treatment, storage and disposal of Hazardous Materials, and related toxic tort claims for personal injury or property damage, in each case, as in force and having binding effect on or prior to the Closing Date; provided, however, that for purposes of clause (A)(ii) of the definition of Special Claims in Section 13, Section 14(a)(ii),
      Section 14(a)(iii) only with respect to the Southbridge Facility, and
      Section 14(c)(ii), Environmental Laws shall include Environmental Laws now or hereafter in effect; provided, further, however, that for purposes of Section 14(a)(iii), Environmental Laws shall include the Environment Act 1995 of the laws of the United Kingdom and any rules, regulations or guidance promulgated thereunder by the Secretary of State for the Environment (including, without limitation, any subordinate legislation implementing the Environment Act 1995) (collectively, "Implementing Law"), in



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      each case, as in force and having legally binding effect on, and enforceable against, private parties now and within two years subsequent to the Closing Date, except to the extent that such Implementing Law takes effect after the Closing Date and expands the scope or basis for liability under the Environment Act 1995.

            "Real Property and Tangible Assets" means all real property currently or formerly owned, leased or operated by Seller (to the extent related to the Business) or any Collective Subsidiary and any buildings, facilities, equipment, structures, and other tangible property located on, in or under such real property.

            (s) Transferred Subsidiaries. Schedule 4(s) accurately sets forth (x) the authorized capital of each Collective Subsidiary and
      (y) the number of issued and outstanding shares of each class of equity capital of each Collective Subsidiary and the ownership thereof. All of the issued and outstanding shares of each class of equity capital of each Collective Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned beneficially and of record (except with respect to directors' qualifying shares or similar shareholder requirements as disclosed on Schedule





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



      4(s)) by Seller, a Transferred Subsidiary, or another Collective Subsidiary (as the case may be), free and clear of any Lien. Other than as set forth on Schedule 4(s), such shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares, except for this Agreement. Other than as set forth on Schedule 4(s), there are no outstanding securities convertible into or exchangeable for or carrying the right to acquire any equity security of any of the Collective Subsidiaries and no outstanding options, warrants or other agreements or commitments that relate to or require the issuance, sale or other disposition of any equity securities of any of the Collective Subsidiaries, except for this Agreement. Other than as set forth on Schedule 4(s), none of the Assets includes and none of the Collective Subsidiaries owns or controls any equity interest or shares or securities of, or any security interest in any shares of, and none of the Collective Subsidiaries controls the management or policies of, any entity (other than the Collective Subsidiaries).



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            (t)  Compliance with Applicable Laws.  Except as specified in
      Schedule 4(t) and except with respect to Environmental Laws, which are dealt with exclusively in Section 4(r), Seller and each Material Subsidiary are and have been in compliance with all applicable federal, state, local and foreign treaties, directives, statutes, laws, ordinances, rules, orders and regulations and codes of practice, in each case, of any governmental entity having jurisdiction over the Business or any Collective Subsidiary or the assets or properties thereof (including, without limitation, E.C. Directives and Regulations), except for instances of noncompliance that, individually or in the aggregate, do not have a Material Adverse Effect.

            (u) Related Assets. Except as set forth in Schedule 4(u), neither Seller (other than through its interest in the Assets) nor any of its Affiliates (other than the Collective Subsidiaries)
      (i) has any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the Business (other than property or contracts being conveyed to Buyer or its Designated Subsidiary pursuant to this Agreement), (ii) has any direct or indirect interest in any person with which



88

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      Seller (to the extent related to the Business) or any Collective
      Subsidiary competes in any material product or service category or has a material business relationship or (iii) provides material services to the Business or any Collective Subsidiary.

            (v) Disclosure. To the knowledge of Seller, none of (i) this Agreement, (ii) the agreements and certificates executed pursuant to this Agreement and (iii) the schedules hereto, including the Financial Statements, taken as a whole, contains any materially misleading statement or omits any material fact necessary to be stated to make the statements herein or therein not inaccurate or incomplete.

            (w) Reorganizations. Seller has delivered to Buyer or its representatives complete and accurate copies of all the material documentation of the corporate reorganizations made with respect to the Collective Subsidiaries in connection with the proposed sale thereof. Other than as set forth on Schedule 4(w), all material actions required to be taken in connection with such reorganizations have been completed.




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SECTION 5.  Representations and Warranties of Buyer.

            Buyer hereby represents and warrants to Seller as follows:

            (a) Corporate Organization. Each of Buyer and each Designated Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business, and each of Buyer and each Designated Subsidiary has or, prior to the Closing, will have full corporate power and authority, to the extent required, to carry on the Business as presently conducted, own the Shares and to own, lease and operate the properties of the Business where such properties are now owned, leased or operated by Seller. Each of Buyer and each Designated Subsidiary is, or prior to the Closing will be, duly qualified to do business as a foreign corporation in all jurisdictions where the failure to be so qualified, individually or in the aggregate, would materially and adversely affect consummation on a timely basis of the transactions contemplated by this Agreement by Buyer or a Designated Subsidiary or the ability of Buyer and each Designated Subsidiary to assume the liabilities herein on the terms set forth herein.



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            (b)  Charter Documents, Etc.  The Certificate of Incorporation
      (or other instrument of incorporation), By-laws (if any) and all other constitutional documents of Buyer have been, and of each Designated Subsidiary, at least ten days prior to the Closing Date, will have been, delivered to Seller and are true and accurate copies thereof as of the date hereof.

            (c) Corporate Authority. Buyer has full corporate power and authority to execute and deliver this Agreement, and each of Buyer and each Designated Subsidiary has, or will have at the Closing, full corporate power and authority to execute and deliver the instruments of assumption and undertaking and the other instruments and documents delivered or to be delivered by it pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the instruments of assumption and undertaking and the other documents delivered or to be delivered by it pursuant to this Agreement will have been, duly authorized and approved by all necessary and proper corporate action of Buyer and each Designated Subsidiary (to the extent a party thereto) and constitute, or will constitute when executed and delivered, the valid and binding obligations



91




      of Buyer and each Designated Subsidiary (to the extent a party thereto) enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in proceeding in equity or at law.

            (d) Financing. Buyer will have, at the Closing Date, sufficient funds available to it to pay the Purchase Price.

            (e) No Violation. Neither the execution and delivery of this Agreement, the instruments of assumption and undertaking and the other documents delivered or to be delivered by Buyer or a Designated Subsidiary pursuant hereto and the performance by Buyer or a Designated Subsidiary hereunder and thereunder nor the consummation of the transactions contemplated hereby and thereby will violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the Certificate of Incorporation, By-laws or other constitutional document of Buyer or a Designated Subsidiary or any order, ruling, decree, judgment,





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      arbitration award or stipulation to which Buyer or a Designated
      Subsidiary is subject, or constitute a default thereunder.

            (f) Certain Fees. Neither Buyer nor any Designated Subsidiary nor any of their respective officers, directors, employees or Affiliates has incurred any claims for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

            (g) No Adverse Claims or Intent to Distribute. Neither Buyer nor any Designated Subsidiary of Buyer (A) knows of any adverse claims relating to the Shares other than as disclosed in this Agreement, the Schedules hereto or any certificate delivered pursuant hereto at the Closing or (B) is acquiring the Shares or the shares of any Collective Subsidiary with the intent to transfer or distribute them in violation of applicable securities laws.

SECTION 6.  Additional Covenants.

            (a) Further Assurances. From time to time after the Closing Date, Seller will and will cause its subsidiaries to execute and deliver such other and further instruments of conveyance, assignment and transfer and take such other action as




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Buyer may reasonably request to consummate the transactions contemplated under this Agreement.

            (b) Access to Company. Prior to the Closing Date, Seller shall provide Buyer and its counsel, accountants and other representatives reasonable access, during regular business hours and upon reasonable advance notice, to the properties, books and records and management employees of Seller and the Collective Subsidiaries, and shall furnish, or cause to be furnished, to Buyer any financial, legal and operating data and other information with respect to the business and properties of Seller and the Collective Subsidiaries as Buyer shall from time to time reasonably request including, without limitation, reasonable access to Seller's workpapers relating to financial statements delivered or to be delivered to Buyer. From time to time after the Closing Date, Seller and Buyer shall, at the reasonable request of such parties and, with respect to out-of-pocket expenses, at the expense of the requesting party, make available its employees, books and records during normal business hours for the purpose of preparing financial statements for periods which are, in whole or in part, prior to the Closing Date or in connection with general audits or asserting, prosecuting or defending claims and litigation or to the extent otherwise reasonably required. In addition, each of Buyer and



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Seller covenants that the other party and its independent public accountants and its counsel shall have the right to inspect and copy such documents after the Closing, including but not limited to invoices, expense account records, cost accounting records and inventory valuations, and to make available for review the originals of such documents from time to time, during normal business hours, for the purposes of preparing financial statements or in connection with general audits or asserting, prosecuting or defending claims and litigation or to the extent otherwise reasonably required by such party. Notwithstanding anything contained in this
Section 6(b), access to any documents or other information that relates to Taxes shall be governed exclusively by Section 6(i)(xi) hereof.

            (c) Tangible Net Worth. At all times on and after the Closing Date and until such time as the obligations of Seller under Section 14(a)(i) and (iii) shall have terminated in accordance with the provisions hereof, Seller's Tangible Net Worth shall be greater than $20,000,000. As used herein, the term "Tangible Net Worth" means the net worth of Seller determined in accordance with generally accepted accounting principles minus (i) the total book value of all assets of Seller properly classified as intangible assets in accordance with generally accepted accounting principles and (ii) except for



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write-ups of tangible assets permitted under generally accepted accounting principles, all amounts representing any write-up in the book value of any existing assets of Seller or any of its subsidiaries resulting from a reevaluation thereof subsequent to the Closing Date. Neither Seller nor any of its subsidiaries will (i) redeem, repurchase, retire or acquire any of Seller's capital stock, (ii) make any dividend or distribution with respect to any of its capital stock unless the entire amount of such dividend or distribution is made to Seller or a subsidiary of Seller, (iii) merge or consolidate with or into any other person (other than with or into Seller or a subsidiary of Seller), (iv) transfer, sell, dividend, distribute or otherwise dispose of its assets other than sales of inventory in the ordinary course of business unless the entire amount of such transfer, sale, dividend, distribution or other disposition is made to Seller or a subsidiary of Seller or (v) pay salaries, bonuses, consulting or advisory fees or other similar payments to any stockholders or former stockholders of Seller or to any former stockholders of its subsidiaries, or their relatives or affiliates, in excess of reasonable amounts and on other than arms' length terms and conditions, in the case of each of clauses (i) through (v), so long as the Tangible Net Worth of Seller is, or if the effect of any such transaction would be to cause the Tangible Net Worth of Seller to be, less than



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$20,000,000.  Seller shall provide annually (and no later than 90 days after the end of Seller's most recent fiscal year) to Buyer a certificate setting forth Seller's Tangible Net Worth as of the last day of Seller's fiscal year as well as reasonable supporting documentation.

            (d) License and Assignment Agreements. On or prior to the Closing Date, Seller shall enter into a Global Trademark Assignment Agreement with an appropriate subsidiary of Seller with respect to the assignment of the tradenames and trademarks listed on Schedule 6(d)(ii) on substantially the terms set forth on Schedule 6(d)(i). On the Closing Date, Buyer and Seller and/or a wholly-owned subsidiary of Seller designated by Seller prior to Closing, provided that such assignment shall not relieve Seller of its obligations thereunder, shall enter into one or more Trademark Assignment and License Agreements for the benefit of Buyer with respect to the assignment or licensing of the trade names and trademarks listed on Schedule 6(d)(1), on substantially the same terms and conditions set forth in Schedule 6(d)(1). On the Closing Date, Buyer, Seller, AOI or a wholly-owned subsidiary of Seller designated by Seller prior to Closing, provided that such assignment shall not relieve Seller of its obligations thereunder, shall also enter into one or more Patent Assignment Agreements,



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including a Global Patent Assignment Agreement (together with the Global
Trademark Assignment and the Trademark Assignment and License Agreement, the "License and Assignment Agreements"), on substantially the same terms and conditions set forth in Schedule 6(d)(2), with respect to the assignment of the patents, unpatented inventions, trade secrets, and know-how currently used by the Business listed on Schedule 6(d)(2).

            (e) Agreement To Cooperate. Buyer agrees to take all reasonable measures to cooperate fully with Seller (at Seller's expense) in Seller's pursuit or defense of any claims or existing or future litigation arising out of, resulting from or relating to the Business (other than claims or litigation by or against Buyer, a Designated Subsidiary or, after the Closing, a Collective Subsidiary), including, without limitation, those arising out of or resulting from employee claims and product liability not assumed by Buyer pursuant to Sections 3(d) and (e) hereof. For the avoidance of doubt, the preceding sentence shall not create any implication that Seller has the right to pursue any claim or litigation which has been or should have been conveyed to Buyer or a Designated Subsidiary pursuant to the terms of this Agreement. In connection therewith, Buyer agrees to execute and deliver to Seller any and all documents or other instruments as may be reasonably requested by Seller in



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connection therewith and Buyer will make available to the Seller, at
Seller's request (at reasonable times and upon reasonable notice), appropriate employees of the Business (taking into account the ongoing needs of the Business) in connection with asserting, prosecuting or defending any such claims or litigation. Notwithstanding anything contained in this
Section 6(e), access to any documents or other information that relates to Taxes shall be governed exclusively by Section 6(i)(xi) hereof.

            (f) Transition Services and Supply Agreements. Seller shall cause (i) the Management Services Renewal Agreement dated as of January 1, 1996 between AOCO Limited and 1132782 Ontario Inc. (the "Transition Services Agreement") and (ii) the Lens Supply Agreement dated as of September 1, 1995 between AOCO Limited and 1132782 Ontario Inc. (the "Supply Agreement") to be amended to reflect substantially the modified or additional terms and conditions set forth in Schedule 6(f). Seller shall allow Buyer or its Designated Subsidiary occupying property pursuant to the Southbridge Lease to utilize Seller's telephone system in place at such property at Buyer's expense until the earlier of 180 days after the Closing Date and the date on which Buyer, after using commercially reasonable efforts to obtain a separate telephone system, obtains a




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separate telephone system.  Buyer shall pay costs allocated to its portion of such system, which costs shall be allocated on a basis consistent with the historical allocation of costs to the Business at such property.

            (g) Southbridge Lease. Buyer and Seller agree to enter into a sublease (the "Southbridge Lease") of the facilities of the Business located in Southbridge, Massachusetts leased from Southbridge Associates Limited Partnership, substantially on the terms and conditions set forth in
Schedule 6(g) hereto.

            (h) HSR Act and Certain Other Filings. Seller and Buyer have filed Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use all reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each of Seller and Buyer, to the extent required by law or regulation, shall make such other filings, domestic or foreign, including filings in the United Kingdom, within 5 days after the date hereof (or sooner if so required) and shall use





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all reasonable efforts to respond as promptly as practicable to all inquiries received from any governmental authority having authority in connection with any such filing for additional information or documentation.

            (i)  Tax Matters.

            (i) Defined Terms. For purposes of this Agreement, the following terms, as used herein, shall have the following meanings:

            (A) "Consolidated Group" shall mean an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal Income Tax Return, and a group of corporations filing a consolidated or combined Tax Return for state, local or foreign Tax purposes.

            (B) "Consolidated Return" shall mean a consolidated U.S. federal Income Tax Return, and a consolidated or combined Tax Return for state, local or foreign Tax purposes.

            (C) "Final Determination" shall mean (I) a decision of the United States Tax Court, or a judgment, decree, or other order by another court of competent jurisdiction, which has become final; (II) a closing agreement under



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      Section 7121 of the Code or comparable provision of state, local or foreign law; (III) any disallowance of a claim for refund or credit in respect of an overpayment of Tax unless a suit is filed on a timely basis; or (IV) any final disposition by reason of the expiration of an applicable statute of limitations.

            (D) "Income Tax" shall mean any federal, state, local or foreign Tax (I) based upon, measured by or calculated with respect to net income, profits or receipts (including, but not limited to, capital gains Taxes, minimum Taxes and Taxes on items of Tax preference), or (II) based upon, measured by or calculated with respect to multiple bases (including, but not limited to, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to is described in clause (I). For the avoidance of doubt, Income Tax shall include interest, penalties and additions to Income Tax.

            (E) "Pre-Closing Period" shall mean any taxable period that ends on or before the Closing Date.

            (F) "Pre-Closing Taxes" shall mean (I) Income Taxes attributable to a Pre-Closing Period; (II) in the case of





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      Income Taxes attributable to any Straddle Period, an amount equal to the hypothetical Income Tax for the portion of such Straddle Period that ends on the Closing Date (the "Pre-Closing Portion"), determined on the basis of an interim closing of the books (for the avoidance of doubt, a short period resulting from such interim closing shall not be treated as a full year for purposes of determining depreciation and other cost recovery deductions); (III) in the case of any sales or use Tax or value added tax, the Tax arising with respect to property sold or acquired in a Pre-Closing Period or in the Pre-Closing Portion of any Straddle Period; (IV) in the case of customs duties, the amount of such duties arising with respect to goods that are subjected to customs duties on or prior to the Closing Date;
      (V) in the case of Taxes that are imposed on a periodic basis (such as real property Taxes), the amount of such Taxes attributable to a Pre-Closing Period or, if attributable to a Straddle Period, the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Portion of such period and the denominator of which is the number of days in the entire period; and (VI) in the case of Taxes not described in clauses (I) through (V) of this sentence, the amount of such Taxes



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      attributable to a Pre-Closing Period or the Pre-Closing Portion of a
      Straddle Period, determined on the basis of an interim closing of the books. For purposes of this definition, (w) a Tax described in any of clauses (III) through (VI) of the preceding sentence shall constitute a Pre-Closing Tax only if the amount of such Tax exceeds U.S.$5,000; (x) the hypothetical Tax described in clause (II) of the preceding sentence for any period shall be zero (in the case where no Tax is due) or a positive amount; (y) any credits against Tax (other than credits for payments of estimated taxes, foreign tax credits and credit carryovers to the Straddle Period) shall be prorated (1) with respect to clauses (II) and (VI) of the preceding sentence, based upon the ratio of the liability for Taxes attributable to the Pre-Closing Portion of any Straddle Period, as tentatively determined under such clause, to the total Taxes for such period (without regard to the credits being allocated), and (2) with respect to clause (V) of the preceding sentence, based upon the fraction employed in such clause; and (z) for purposes of clauses (I) and (II) of the preceding sentence, the taxable year of any partnership or other pass-through entity in which Seller or any Collective Subsidiary is a partner or other beneficial interest-holder shall be deemed to




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      terminate at the close of business on the Closing Date.
      Notwithstanding anything contained herein, Pre-Closing Taxes shall not include any Taxes attributable to actions taken by or at the direction of Buyer on the Closing Date that are out of the ordinary course of business.

            Notwithstanding anything to the contrary in this definition of Pre-Closing Taxes, the amount of a Timing Increase (as defined below) that shall be treated as a Pre-Closing Tax for purposes of this Agreement shall be the amount of such Timing Increase reduced by the Adjustment (as defined below) with respect to such Timing Increase. For purposes of this paragraph, the term "Timing Increase" shall mean that portion of an increase in the amount of any Pre-Closing Tax (determined without regard to the application of the preceding sentence and excluding any interest on, penalties with respect to and other additions to such increase all of which interest, penalties and other additions shall nonetheless constitute Pre-Closing Taxes) arising by reason of an adjustment to an item made as a result of a Tax audit, examination or administrative or judicial proceeding, if the adjustment to such item results in (1) an increase in the tax basis of any asset, the benefit of all or some portion of which



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      may under applicable law then in effect be realized in a Post-Closing
      Period or the Post-Closing Portion of a Straddle Period or (2) the time in which such item (a "Shifted Item") is deductible, includible, creditable or otherwise taken into account being shifted between a Pre-Closing Period or the Pre-Closing Portion of a Straddle Period, on the one hand, and a Post-Closing Period or the Post-Closing
      Portion of a Straddle Period, on the other hand, in a manner that may under applicable law then in effect result in a tax benefit being realized in a Post-Closing Period or the Post-Closing Portion of a Straddle Period. For purposes of this paragraph, the "Adjustment" with respect to a Timing Increase shall be an amount equal to 50% of the product of the Timing Increase and a fraction, the numerator of which is the portion of the tax basis increase referred to in clause
      (1), the recovery of which would be allowable in a Post-Closing
      Period or the Post-Closing Portion of a Straddle Period, or the portion of the Shifted Item that would be taken into account in a Post-Closing Period or the Post-Closing Portion of a Straddle Period, and the denominator of which is the full amount of such tax basis increase or Shifted Item. For purposes of the preceding sentence, in the case of a Straddle Period, the determination of the extent to which



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      a recovery of a tax basis increase or the taking into account of a
      Shifted Item is allowable with respect to the Post-Closing Portion of such Straddle Period shall be made by applying the principles set forth in the first paragraph of this definition of Pre-Closing Taxes. If Buyer and Seller are unable to agree as to whether the circum-stances described in clauses (1) or (2) of this paragraph exist, or as to the portion of a tax basis increase or Shifted Item referred to in such clause the recovery or taking into account of which would be allowable in a Post-Closing Period or the Post-Closing Portion of a Straddle Period, the parties shall instruct Coopers & Lybrand to resolve such dispute, and such resolution shall be final and binding on the parties. The fees and expenses of Coopers & Lybrand shall be borne equally by Buyer and Seller.

            (G) "Straddle Period" shall mean any taxable period that begins before the Closing Date and ends after the Closing Date.

            (H)  "Taxes" (or "Tax" where the context requires) shall mean
      (i) all federal, state, county, local, foreign and other taxes and similar governmental charges, customs duties or assessments
      (including, without limitation, net income, alternative or add-on minimum tax, profits,





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      premium, estimated, net worth, social security, workers and unemployment compensation, gains, excise, sales, use, occupancy, gross income, gross receipts, franchise, ad valorem, stamp, severance, capital levy, production, transfer, withholding, license, employment and payroll, and property taxes (real or personal), environmental or windfall profits taxes and import duties (and further including, without limitation, in the case of Switzerland and any political subdivision thereof or therein, WUST, AHV, IV, ALV and
      EO)) imposed by any governmental authority responsible for the imposition of any such tax, whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including interest, penalties, additions to tax, and interest on penalties or additions to tax and (ii) liability for the payment of any amounts described in clause (i) as a result of being a member of a Consolidated Group for periods prior to or including the Closing Date, including any liability pursuant to Treasury Regulation { 1.1502-6 or any analogous provision of state, local or foreign law (but without duplication of any Taxes described in clause (i)).



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            (I)  "Return" or "Tax Return" shall mean any report, return or other information, including any supporting schedules, required to be supplied to a governmental entity with respect to Taxes including, where required or actually filed, a Consolidated Return.

            (J) "Tax Affiliate" shall mean any entity that is a member of a Consolidated Group that includes any Collective Subsidiary, if any Collective Subsidiary may be held liable for the Taxes of such entity or of such Consolidated Group.

            (K) "Post-Closing Period" shall mean any taxable period that begins on or after the Closing Date.

            (L) "Post-Closing Portion" shall mean the portion of a Straddle Period that is not the Pre-Closing Portion of such Straddle Period.

            (M) "Pre-Closing Income Taxes" shall mean Pre-Closing Taxes that are Income Taxes.

           (ii) Seller Indemnification. (A) Seller agrees to indemnify and hold harmless Buyer, each Collective Subsidiary, their respective officers, directors, successors and permitted transferees and assigns from and against any and all Losses (as



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defined in Section 14(a) hereof), without duplication, with respect to
(I) the amount, if any, by which (w) the aggregate amount of Pre-Closing Income Taxes exceeds (x) the sum of the amounts reserved for Income Taxes on the Closing Balance Sheet and the AO Singapore Balance Sheet and
(II) the amount, if any, by which (y) the aggregate amount of Pre-Closing Taxes other than Pre-Closing Income Taxes exceeds (z) the sum of the amounts reserved for Taxes other than Income Taxes on the Closing Balance Sheet and the AO Singapore Balance Sheet. For the avoidance of doubt, for purposes of this Section 6(i)(ii), the sum of the amounts reserved on the Closing Balance Sheet and the AO Singapore Balance Sheet for Taxes (whether Income Taxes or Taxes other than Income Taxes) shall not include any reserve or accrual for "deferred taxes," but shall include, without limitation, that portion of the lines labeled "Accrued Expenses" and "Accrued Salaries and Related Items" that reflect a liability for Taxes.

            (B) For the avoidance of doubt, for purposes of paragraph (A), Pre-Closing Taxes includes any Tax incurred or arising in connection with
(I) the restructuring involving one or more of the Collective Subsidiaries in the United Kingdom, which restructuring was effected in anticipation of the purchase and sale of the Assets and the Shares pursuant to this




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Agreement, (II) the restructuring involving one or more of the Collective
Subsidiaries in Canada, which restructuring was effected in anticipation of the purchase and sale of the Assets and the Shares pursuant to this Agreement, and (III) the restructuring involving AO Singapore, which restructuring will be effected in anticipation of the purchase and sale of the Assets and the Shares pursuant to this Agreement.

            (C)  Payment by Seller of any amount due under this
Section 6(i)(ii) (an "Indemnification Payment") shall be made by the later of (I) five (5) business days after written request therefor by Buyer and
(II) five (5) business days prior to the date that payment is due of the amount with respect to which the Indemnification Payment is owed. In the case of a Tax that is contested in accordance with the provisions of Sec-tion 6(i)(x) hereof, payment of that Tax to the appropriate Tax authority will not be considered to be due earlier than (x) the time of a Final Determination with respect to such Tax or (y) an actual payment of such Tax, whether or not under protest, provided that such payment under clause
(y) is authorized by Seller. Where appropriate, the term "payment" includes the reduction of amounts owed to Buyer or any affiliate of Buyer by any Tax authority with respect to any Tax that relates to a




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Post-Closing Period or the post-closing portion of any Straddle Period.

          (iii) Buyer Indemnification. Buyer agrees to indemnify and hold harmless Seller, its officers, directors, successors and permitted transferees and assigns from and against any and all Losses with respect to Taxes relating to the Assets, the Collective Subsidiaries or any Tax Affiliate, which Taxes are attributable to (A) the Post-Closing Portion of a Straddle Period (determined in accordance with the principles of Section 6(i)(i)(F)) or (B) a Post-Closing Period.

           (iv)  Intentionally omitted.

            (v) Refunds. (A) The portion of any refund of Tax (inclusive of interest) that is attributable to Pre-Closing Taxes (to the extent such refund (inclusive of interest) exceeds any amount with respect thereto reflected as an asset on the Closing Balance Sheet or the AO Singapore Balance Sheet), net of any Taxes imposed on the receipt of such refund (and any interest thereon), shall be the property of Seller; provided, however, that (I) any such refund that is attributable to the carryback of a loss, deduction or credit generated in a Post-Closing Period or the Post-Closing Portion of any Straddle Period shall be the property of Buyer and (II) in the





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event that, in a Tax audit, examination or administrative or judicial proceeding with respect to a Collective Subsidiary for a Post-Closing Period, an adjustment is made that results in an increase to the taxable income of such Collective Subsidiary with respect to a Post-Closing Period and a refund to such Collective Subsidiary with respect to a Pre-Closing Period, such refund shall be the property of Buyer.

            (B) The portion of any refund of Tax (inclusive of interest) that is not attributable to Pre-Closing Taxes (including, for the avoidance of doubt, any refund of a Tax to the extent that such Tax would have constituted a Pre-Closing Tax for purposes of this Agreement if the second paragraph of the definition of Pre-Closing Taxes were not contained in this Agreement), or that is attributable to Pre-Closing Taxes but is shown as an asset on the Closing Balance Sheet, shall be the property of Buyer.

            (C) For purposes of this Section 6(i)(v), a refund of Tax includes the application of an amount otherwise refundable as a reduction of amounts owed or to be owed.

            (D) Upon the reasonable request of Seller, and with the consent of Buyer, which consent shall not be unreasonably withheld, Buyer shall file (or shall cause the appropriate





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Collective Subsidiary to file) a claim for refund, in such form as Seller may reasonably request, of any Tax relating to any Pre-Closing Period or any Pre-Closing Portion of a Straddle Period, which refund is the property of Seller under Section 6(i)(v)(A) hereof. Buyer shall pay, or shall cause the appropriate Collective Subsidiary to pay, to Seller any such refund (together with any interest thereon received by such Collective Subsidiary) within five (5) business days of receipt thereof. Buyer shall use commercially reasonable efforts to cause such claim for refund to be prosecuted (by suit or otherwise), including, without limitation, taking into account in good faith Seller's comments, suggestions or requests with respect thereto, and shall use counsel of Seller's choice, reasonably acceptable to Buyer, at Seller's sole cost and expense. Seller shall reimburse Buyer or the appropriate Collective Subsidiary for any third-party costs incurred in obtaining any such refund.

           (vi) Preparation and Filing of Returns. (A) Seller shall cause to be prepared and filed any Returns of the Collective Subsidiaries (including any Consolidated Returns that include any Collective Subsidiary) that are due prior to the Closing Date (taking into account proper extensions), and shall




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pay (or cause the appropriate Collective Subsidiary to pay) all Taxes shown as due on such Returns.

            (B) Seller shall cause to be prepared and delivered to Buyer all required federal, state, local and foreign Income Tax Returns (including any Consolidated Returns that include any Collective Subsidiary) of the Collective Subsidiaries (other than those that Seller is obligated to file or cause to be filed pursuant to paragraph (A)) for any Pre-Closing Period, for which Returns are not due (taking into account proper extensions) prior to the Closing Date. Seller shall also cause to be prepared and delivered to Buyer all other required Tax Returns of the Collective Subsidiaries not required to be filed pursuant to paragraph (A) for any Pre-Closing Period if such Returns have customarily been prepared by personnel of Seller (and not personnel of the Collective Subsidiaries) and such Returns have a due date (including proper extensions) not more than 30 days following the Closing Date. Buyer shall cause such Returns to be filed, and the Tax shown as due thereon to be paid, no later than the due date for such Returns (including proper extensions).

            (C) The Returns referred to in paragraphs (A) and (B) above shall be prepared in a manner consistent with past practice (including any Tax elections and methods of





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accounting), unless (x) there has been a Final Determination that such past practice is incorrect or (y) a contrary treatment is required by an intervening change in law (or the judicial or administrative interpretation thereof). Seller shall cause to be made available for inspection such Returns (together with all appropriate workpapers and information) of the Collective Subsidiaries to Buyer for its approval no later than thirty business days prior to the due date for the filing of such Returns (taking into account proper extensions).

            (D) Except as otherwise provided in paragraph (B) above, Buyer shall be responsible for preparing and filing all Returns required to be filed by or on behalf of the Collective Subsidiaries after the Closing Date.

            (E) With respect to any Return required to be filed by any Collective Subsidiary for a Straddle Period, Buyer shall provide to Seller a copy of such completed Return and a certificate (the "Certificate") signed by the appropriate Collective Subsidiary's chief financial officer, setting forth the amount of Tax shown on such Return that is allocable to Seller (in accordance with this Section 6(i)) at least 30 days prior to the due date (including any extension thereof) for the filing of such Return, and Seller shall have the right to review such Return and Certificate prior to the filing of such Return.




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Buyer agrees to make all its appropriate Tax Return preparation workpapers and information available to Seller for purposes of such review. Seller and Buyer agree to consult and attempt to resolve in good faith any issues arising as a result of the review of such Return and Certificate by Seller and mutually to consent to the filing of such Return. In the event the parties are unable to resolve any dispute by the date 15 days prior to the due date for filing of the Return in question (including any extension thereof), the parties jointly shall instruct Coopers & Lybrand to resolve any issue in dispute as promptly as possible, which resolution shall be final and binding upon the parties. If Coopers & Lybrand is unable to make a prompt determination with respect to any disputed issue prior to the due date (including any extension thereof) for filing the Return in question, then Buyer may file such Return on the due date therefor (including any extension thereof) without such determination having been made and without Seller's consent. Notwithstanding the filing of such Return, Coopers & Lybrand shall make a prompt determination with respect to any disputed issue, and the amount of Taxes allocated to Seller shall be the lower of
(I) the Taxes shown on the Certificate and (II) the Taxes allocable to Seller for the taxable period in question as determined by Coopers & Lybrand. Cooper & Lybrand's fees and expenses shall be divided equally between Buyer and Seller.



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          (vii)  Intentionally Omitted.

         (viii) Purchase Price Allocation. The Purchase Price and the Assumed Liabilities shall be allocated among the Assets (in the aggregate) and the Shares as provided on Schedule 6(i)(viii) hereto. Provided that Seller delivers to Buyer within 90 days of Closing a report from a nationally-recognized appraisal firm reasonably satisfactory to Buyer stating that the Agreement Not to Compete delivered by Maurice J. Cuniffe is worth not less than U.S.$1,500,000, of the amount set forth on Schedule 6(i)(viii) as allocable to the Assets, U.S.$1,500,000 shall be allocated to such Agreement Not to Compete. The parties shall make all Tax reports, returns and other statements, including Internal Revenue Service Form 8594 or any equivalent statements, consistent with the allocation set forth on
Schedule 6(i)(viii), except to the extent otherwise required by law. Each party shall notify the other if the Internal Revenue Service or any other Taxing authority purposes to reallocate the Purchase Price.

           (ix) Section 338 Election. Following the Closing, Buyer may make an election under Section 338(g) of the Code with respect to one or more of the Collective Subsidiaries; provided, however, that if Buyer makes such an election with respect to any Collective Subsidiary, it shall also make such





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an election for each Collective Subsidiary the stock of which is held, directly or indirectly, by the former Collective Subsidiary. In the event that any such election is made, Buyer will timely provide Seller with all information required to be provided to Seller under Section 338 and the Treasury Regulations thereunder.

            (x) Audits, Proceedings, etc. (A) Upon receipt by Buyer, the Collective Subsidiaries or any affiliate thereof of a notice of any pending or threatened Tax audit of or assessment against the Assets, Buyer or any Collective Subsidiary for a taxable period which could give rise to a claim for indemnity under Section 6(i)(ii) or 14 hereof (an "Indemnified Tax Lia-bility"), Buyer shall promptly give reasonably detailed notice thereof (the "Tax Claim Notice") to Seller. To the extent available, the Tax Claim Notice shall contain all pertinent information describing the Indemnified Tax Liability, and shall include a copy of any audit report, deficiency assessment or other document provided by any Tax authority. Any failure by Buyer to provide the Tax Claim Notice or the information referred to in the preceding sentence on a timely basis shall excuse Seller from liability hereunder, but only to the extent that Seller is prejudiced by such failure.




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            (B)  Except as otherwise provided in this sentence, Seller and its representatives shall have the sole right (but not the obligation) to represent the Buyer or any Collective Subsidiary's interests in any Tax inquiry, investigation, audit or administrative or court proceeding (collectively, a "Proceeding") relating to an Indemnified Tax Liability, including the right to employ counsel of its choice, at its expense, and to control the conduct of such Proceeding, including settlement or other disposition thereof; provided, however, that (I) no settlement or disposition shall be made without Buyer's consent (which shall not be unreasonably withheld) if the same reasonably could be expected (x) to affect materially Buyer's or any Collective Subsidiary's liability for Tax in a Post-Closing Period or (y) to result in any liability for Tax not being considered a Pre-Closing Tax by reason of the second paragraph of the definition of Pre-Closing Taxes, (II) Buyer shall have the right to observe the conduct of any Proceeding, including through separate counsel of its own choosing at its sole cost and expense and (III) Buyer and Seller shall jointly control any Proceeding relating to a Straddle Period.

           (xi) Cooperation. (A) Buyer, the Collective Subsidiaries and Seller will provide each other with such full and complete cooperation and information as each may request of the



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other (x) in filing any Return, amended Return or claim for refund; (y) in determining a liability for Taxes or a right to a refund of Taxes; or (z) in connection with any investigation, audit or other Proceeding in respect of Taxes. Such cooperation shall include, but shall not be limited to,
(I) making the necessary employees available on reasonable notice during regular business hours, to provide explanations of any documents or information provided hereunder; (II) signing Returns, claims for refund and other relevant documents; (III) granting powers of attorney, when reasonably requested, with respect to matters relating to a liability for Taxes; (IV) using reasonable efforts to make available persons to serve as witnesses under oath regarding matters relating to any Tax liability; and
(V) providing photocopies (or originals, when reasonably requested) of relevant documents. Each party shall reimburse the other for any out-of-pocket costs incurred in complying with this Section 6(i)(xi).

            (B) Buyer and the Collective Subsidiaries will retain all information, Returns, schedules and work papers and all material books, records or other documents relating to Seller's and each Collective Subsidiary's liability for Taxes (but, in the case of Seller, only with respect to Taxes that are Assumed Liabilities) with respect to a taxable period for



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one year following the later of (x) the expiration of all applicable statutes of limitation and extensions thereof with respect to such period and (y) a Final Determination with respect to Taxes for such period. At the expiration of such period, Buyer and the Collective Subsidiaries shall have the right to dispose of any such Returns or other documents after providing 30 days' notice to Seller. Any information obtained under this paragraph shall be kept confidential, except as may be otherwise necessary in connection with the filing of a Return (including an amended Return) or claim for refund or in conducting a Proceeding.

          (xii) Stamp Duty Covenant. Seller shall cause the Intra-Group Business Transfer Agreement dated 15th December 1995 between UKO Limited (formerly UK Optical Limited, registered in England No. 192618) and UK Optical Limited (formerly UKO Limited, registered in England No. 3136026), the Rectification Agreement dated 8th March 1996 between the same parties and all transfers, assignments and novations executed pursuant to such Agreements to be duly stamped by the Closing Date and shall pay all stamp duty (and any associated interest or penalties) payable in respect of such instruments by the Closing Date.





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         (xiii)  Tax Sharing Agreements; Powers of Attorney.  Any Tax sharing contracts or agreements between (A) any Collective Subsidiary and
(B) Seller (or any Affiliate of Seller other than another Collective Subsidiary) shall be terminated on the Closing Date, and no Person shall have any rights or obligations under such Tax sharing contracts or agreements after such termination, and no such rights or obligations shall be included in the Closing Balance Sheet.

            (j) No-Shop. For the period from the date hereof through the earlier to occur of (i) the Closing and (ii) such date as this Agreement is terminated pursuant to Section 16, Seller will not, and will cause its respective direct and indirect subsidiaries, officers, employees, and representatives not to, solicit offers, inquiries or proposals from or negotiate or participate in discussions with, or disclose confidential, non-public information to, other persons for the purpose of seeking the sale or other disposition of all or, except in the ordinary course of the operation of the Business, any portion of the Business to such persons.

            (k) Assignment of Contracts, Rights and Obligations. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any leases, contracts, orders, agreements, licenses,





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permits or authorizations if an attempted assignment thereof, without the consent of a third party thereto, would (i) constitute a breach thereof or default thereunder, cause or permit the acceleration or termination thereof or in any way materially and adversely affect the rights of Buyer or Seller thereunder or the right of Buyer to conduct all or part of the Business in the manner and on the terms presently enjoyed thereunder by Seller or
(ii) not be permitted or effective under the terms thereof. If such third party consent is not obtained, Seller shall use reasonable efforts and cooperate with Buyer in any reasonable arrangements, to the extent permitted by such leases, contracts, orders, agreements, licenses, permits or authorizations, designed to provide Buyer the benefits under any such leases, licenses, agreements, permits or authorizations, including, without limitation, (A) compliance by Seller on Buyer's behalf and at Buyer's expense with any such leases, contracts, orders, agreements, licenses, permits or authorizations and (B) enforcement for the benefit of Buyer of any of the rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, provided, however, that Seller shall not be required to incur any costs in connection with any such arrangements or enforcement. This Section 6(k) shall not relieve Seller of any obligation to advise Buyer of the requirement to obtain any consent



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(without regard to this Section) or limit or impair Buyer's rights with respect to the representations of Seller contained in this Agreement relating to such matters or obligate Seller to consummate the transactions contemplated by this Agreement if the conditions set forth in Section 8 relating to such consents are not satisfied. The parties agree, to the extent that any consent, permit, authorization, approval or waiver neces-sary in connection with the transactions contemplated by this Agreement is necessary because an asset or liability has been transferred as contemplated by this Agreement to a Designated Subsidiary rather than to Buyer, Seller will use commercially reasonable efforts to obtain such consent, permit, authorization, approval or waiver. If, after using such efforts, Seller is unable to obtain such consent, permit, authorization, approval or waiver, Buyer will use commercially reasonable efforts to establish a different transferee (to the extent permitted pursuant to this Agreement) of such asset or liability or otherwise make arrangements reasonably acceptable to Seller so that such consent, permit, authorization, approval or waiver is either obtained or no longer required.

            (l) Required Notices. At all times prior to the Closing Date, promptly upon obtaining knowledge thereof, Seller shall give written notice to Buyer of (i) any facts or



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circumstances or the occurrence of any event or the failure of any event to occur which has resulted in (x) a Material Adverse Effect, (y) a material adverse effect on Seller's ability to consummate the transactions contemplated hereby or to satisfy its obligations hereunder, or (z) a material breach of any representation or warranty made by Seller in this Agreement, (ii) any failure by Seller to comply in all material respects with any material covenant, condition or agreement contained in this Agreement, (iii) any complaints, investigations, proceedings or hearings of any governmental authority against Seller or any of its Affiliates (in each case, in connection with the Business) which, if adversely determined, would materially adversely affect this Agreement, the Business or the transactions contemplated hereby, (iv) the institution of any material litigation or similar action against Seller or any of its Affiliates (in each case, in connection with the Business), (v) the occurrence of any event which will result in the failure by Seller to satisfy any conditions set forth in Section 8, (vi) any facts or circumstances or the occurrence of any event or the failure of any event to occur which could reasonably be expected to result in the occurrence of one of the events set forth in clause (x), (y) or (z) above, and (vii) the occurrence of any event which could reasonably be expected to result in the failure by Seller to satisfy any condition set forth in



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Section 8.  Other than with respect to an intentional breach thereof,
Seller shall have no liability whatsoever under the covenants set forth in clauses (vi) and (vii) of this Section 8(l) after the Closing.

            (m) Software. Buyer shall not resell, license, transfer or otherwise make available any computer software included in the Assets to any person (other than an Affiliate of Buyer) in contravention of any licensing agreement therefor.

            (n) Consents and Conditions. Each of Buyer and Seller will make every reasonable effort to obtain written consents or take such measures and action as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby, and will use its reasonable efforts to satisfy all the conditions applicable to it to be satisfied to effect the transactions contemplated hereby.

            (o) Constitutional Documents, Liquidation and Dissolution. Between the date hereof and the Closing Date, except as set forth in
Schedule 6(o) and except as will not adversely affect the Buyer, its ability to own or operate the Business or the utility or value of the Business, neither Seller nor any Material Subsidiary shall authorize any action to amend the Certificate of Incorporation, By-laws or other constitutional




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documents of any Material Subsidiary, in each case, without the prior written consent of Buyer. Notwithstanding the foregoing, in the event any such amendment or action is proposed, Seller shall provide reasonable advance notice thereof to Buyer.

            (p) Interim Financial Statements. Between the date of this Agreement and the Closing Date, Seller shall prepare and deliver to Buyer,
(i) the monthly unaudited statements of income for the Business (excluding the Singapore Business) on the same basis as delivered prior to the date of this Agreement, (ii) the audited balance sheet and statement of income and cash flows for the year ended March 30, 1996 for the Business (excluding the Singapore Business) and (iii) the balance sheet and statement of income and cash flows for the year ended March 30, 1996 for AO Singapore (the "March Singapore Financial Statements") (in the case of clause (iii) on an unaudited basis, promptly, when available and on an audited basis, if and when available), in each case together with the notes to such financial statements; provided that if the items noted in clauses (ii) and (iii) are not complete as of the Closing Date, Seller shall (with the assistance of and access to Buyer and the Collective Subsidiaries) complete and deliver such items as soon as practicable after the Closing Date. Such financial statements shall be prepared in conformity with GAAP,



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consistently applied (except, in each case, as described in the notes to such financial statements) and, with respect to such financial statements of the Business, shall fairly present (subject to normal, recurring year-end audit adjustments) the financial condition and results of operations of the Business as of the date thereof and for the period indicated. Between the date of this Agreement and the Closing Date, Seller shall prepare and deliver to Buyer promptly following the end of the relevant month, the monthly unaudited statements of AO Singapore, prepared on a basis consistent with past practice.

            (q) U.K. Title Documents. Seller shall use its reasonable efforts up to 180 days following the Closing Date to obtain and deliver to Buyer all original title deeds and related documents relating to the real property owned or leased by the Collective Subsidiaries which are incorporated in the United Kingdom.

            (r) Tijuana Facility. Seller shall, as promptly as possible, whether before or after the Closing, cause the title to lot 19 of Block 27 of the facility located in Tijuana to be registered in the name of American Optical Lensmex S.A. de C.V. and Seller shall be responsible for all costs and expenses in relation thereto.



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            (s)  Trademark Security Agreement.  On the Closing Date, Seller
shall cause its appropriate subsidiaries to enter into and Seller shall enter into a trademark security agreement (the "Trademark Security Agreement") on substantially the same terms and conditions set forth in
Schedule 6(s).

            (t) Singapore Funds. To the extent, if any, that the AO Singapore Certificate indicates that cash has been removed from AO Singapore since February 29, 1996, other than in the ordinary course of business (which shall be consistent with the restrictions contained in Section 10(15)) or as described in the last paragraph of Section 10, Seller shall or shall cause one of its Affiliates (other than a Collective Sub-sidiary) to pay such amounts to AO Singapore on or prior to the Closing. The amount of such payment shall be included in any calculation of Net Worth of AO Singapore for purposes of this Agreement.

            (u) Canadian Release. Seller shall or shall cause its subsidiaries to take all actions necessary to cause Bank of Nova Scotia to release its security interest in the assets of AOCO Limited, but only to the extent any such assets have been transferred to 1132782 Ontario, Inc.




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            (v)  Amendment to Command License Agreement.  Prior to Closing
Seller shall cause the License Agreement between Seller and Command Marketing Corporation to be amended so that the Trademark License Agreement will not be in conflict with it.

SECTION 7.  The Closing.

            Subject to the terms and conditions of this Agreement and unless this Agreement has been previously terminated pursuant to
Section 16(a) hereof, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, at 10:00 a.m., local time, on the fifth business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Sections 8 and 9 shall be fulfilled or waived in accordance herewith (or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied). The date on which the Closing shall occur is referred to herein as the "Closing Date."

SECTION 8.  Conditions Precedent to the Obligations of Buyer.

            The obligation of Buyer to acquire or cause its Designated Subsidiaries to acquire the Assets and the Shares as




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provided hereunder is subject to the satisfaction, or waiver in writing by
Buyer, on or prior to the Closing Date of each of the following conditions:

            (a) Corporate Action. All corporate and other actions of Seller or any Affiliate of Seller necessary to authorize and effectuate the consummation of the transactions contemplated hereby by any of Seller or its Subsidiaries shall have been duly taken prior to the Closing, and Seller shall have delivered to Buyer a certificate of Seller signed by an executive officer of Seller to that effect, dated the Closing Date, together with a certified copy of resolutions of the Board of Directors of Seller and of its Shareholders, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date and there shall have been delivered to Buyer certificates of Seller signed by an executive officer of Seller to that effect, dated the Closing Date.





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      Buyer hereby agrees to waive any obligations relating to the accuracy of the representation and warranty contained in Section 4(j) with respect to any suit, arbitration, legal action or administrative action not known and not disclosed by Seller on the date of this Agreement but disclosed prior to the Closing; provided that Seller and Buyer enter into arrangements satisfactory to Buyer in its reasonable judgment (taking into account the nature and magnitude of the matter and taking into account Seller's ability to satisfy any indemnification obligation it may have with respect thereto) providing for indemnification of Buyer and its Affiliates with respect thereto. Buyer hereby agrees that it shall negotiate in good faith to enter into such satisfactory arrangements proposed by Seller. Notwithstanding anything to the contrary contained in the first sentence of this Section 8(b), Buyer hereby agrees to waive any obligations relating to the accuracy of any representation or warranty contained in Section 4(k) with respect to any matter referred to in Section 4(k) which is not known and not disclosed by Seller on the date of this Agreement but is disclosed prior to the Closing, provided that Seller and Buyer enter into arrangements
      (which may include provision for such matter on the Closing Balance Sheet) satisfactory to Buyer



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      in its reasonable judgment (taking into account the nature and magnitude of the matter and taking into account Seller's ability to satisfy any indemnification obligation it may have with respect thereto) providing for indemnification of (or, if a balance sheet provision, economic compensation to) Buyer with respect thereto. Buyer hereby agrees that it shall negotiate in good faith to enter into such satisfactory arrangements proposed by Seller.

            (c) Performance of Obligations. Each and all of the covenants and agreements of Seller to be performed or complied with on or prior to the Closing Date pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived by Buyer and there shall have been delivered to Buyer certificates of Seller signed by an executive officer of Seller to that effect, dated the Closing Date.

            (d) Instruments of Conveyance, Etc. Seller shall have delivered or caused to be delivered to Buyer such bills of sale, assignments, instruments of transfer and conveyance, duly endorsed share transfer orders and stock powers as shall be reasonably required by Buyer for the transfer to Buyer or Designated Subsidiaries of all of Seller's right, title and interest to and in the Assets




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      and all right, title and interest to and in the Shares, in each case, free and clear of all Liens other than, in the case of the Assets only, Permitted Liens (assuming the accuracy of Section 5(g) to the extent related to the Shares). Buyer shall have received, or simultaneously with the Closing, shall receive possession or control of all of the statutory corporate, share registry, share transfer, minute and other books and records of each of the Collective Subsidiaries and all books, registers and other records related to the Shares. Seller shall have obtained all consents necessary to assign all contracts, leases, licenses and agreements set forth on
      Schedule 8(d); provided that if after using commercially reasonable efforts (at no additional expense to Seller), Seller is unable to obtain a consent to assign any such agreement, Seller and Buyer shall negotiate in good faith to establish arrangements of the nature described in Section 6(k) on terms reasonably acceptable to Buyer and Seller and, if such arrangements on such terms are established, Seller and Buyer shall enter into such arrangements, which shall be deemed to satisfy the requirements of this condition with respect to such consent.





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            (e)  Opinion of Counsel.  Buyer shall have been furnished
      opinions, dated the Closing Date, of counsel indicated in Exhibit C hereto, substantially to the effect as set forth in Exhibit C hereto.

            (f) Governmental Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, any domestic or foreign governmental or regulatory authority required for the execution and delivery of this Agreement by the parties hereto, the performance of their obligations hereunder or the consummation of the transactions contemplated by this Agreement, and for the preventing of any termination of any right, privilege, license or agreement of the Business, shall have been duly obtained or made and shall be in full force and effect. Seller and Buyer shall negotiate in good faith to establish arrangements reasonably satisfactory to both if, because of the existence of a Designated Subsidiary, any such Governmental Approval is not available.

            (g) Litigation. There shall not be pending or threatened in any domestic or foreign jurisdiction any suit, action or proceeding (which, in the case of a suit, action or proceeding brought by any person other than a governmental entity, has a reasonable likelihood of





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      success) (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or seeking to obtain from Buyer or its Affiliates in connection therewith any material damages,
      (ii) seeking to prohibit or limit the ownership or operation by Buyer of any material portion of the Business or any of the Material Subsidiaries, or to compel Buyer to dispose of or hold separate any material portion of the Business or any of the Material Subsidiaries, in each case, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Buyer, in any material respect, to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to stockholders, or
      (iv) seeking to prohibit Buyer from effectively controlling in any material respect the Business or the Material Subsidiaries.

            (h) Filings. Seller shall have made all filings required and satisfied all requests for additional information under the HSR Act and the required statutory periods under such Act shall have expired and neither the Antitrust Division nor the FTC shall have indicated its objection to, or its intent to challenge as violative of




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      any Federal laws, any of the transactions contemplated by this
      Agreement. Buyer shall be reasonably assured that the transactions contemplated by this Agreement will not be referred to the Monopolies and Mergers Commission of the United Kingdom.

            (i) Other Agreements. At or prior to the Closing, Maurice J. Cunniffe shall have executed and delivered to Buyer an Agreement Not to Compete in the form of Exhibit E hereto. At or prior to the Closing, Seller and/or its appropriate subsidiaries shall have executed and delivered the License and Assignment Agreements and the Trademark Security Agreement referred to in Sections 6(d) and 6(s) hereof, respectively. At or prior to the Closing, each of the Transition Services Agreement and the Supply Agreement shall have been amended as provided in Section 6(f). At or prior to the Closing, Seller shall have executed and delivered the Southbridge Lease referred to in Section 6(g) hereof. Such agreements and amendments will be effective as part of the Closing.

            (j) Notices and Other Formalities. Seller shall have delivered to Buyer all evidence reasonably requested by Buyer, in form and substance reasonably satisfactory to Buyer, that all material notices required to be given by





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      Seller or any Transferred Subsidiary under all applicable laws by
      Seller or any Transferred Subsidiary with respect to the transactions to be consummated under this Agreement, including, without limitation, notices to any Transferred Subsidiary's workers councils or committees, shall have been given in accordance with such laws and regulations.

            (k) Certificates. Buyer shall have received copies, in form and substance reasonably satisfactory to it, of such certificates of good standing, board resolutions, officers and secretaries certificates, resignations of officers and directors, revocations of powers of attorney and other documents with respect to Seller and the Transferred Subsidiaries as Buyer or its counsel shall reasonably request.

            (l) Tax Affidavits. Seller shall have delivered to Buyer an affidavit, in form reasonably satisfactory to Buyer, described in
      Section 1445(b)(2) of the Code. Seller shall have delivered to Buyer a duly executed and valid certificate, in form and substance satisfactory to Buyer, issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the Income Tax Act (Canada) (a "Section 116 Certificate"), in respect of the





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      proposed disposition by Seller of the Shares of Transferred
      Subsidiaries that constitute taxable Canadian Property (as defined in the Income Tax Act (Canada)) and any other taxable Canadian property used in connection with the Business. The Section 116 Certificate shall specify as a "certificate limit" an amount no less than the amount of the Purchase Price to be allocated to the Shares of the Transferred Subsidiaries that constitute taxable Canadian property and any such other taxable Canadian property.

            (m) Consents and Approvals of Government Authorities and Others. All third party consents, permits, authorizations, approvals and waivers which are listed on Schedule 8(m) shall have been obtained; provided that if, after using commercially reasonable efforts (at no additional expense to Seller), Seller is unable to obtain any such consent, permit, authorization, approval or waiver, Seller and Buyer shall negotiate in good faith to establish arrangements of the nature described in Section 6(k) on terms reasonably acceptable to Buyer and Seller and, if such arrangements on such terms are established, Seller and Buyer shall enter into such arrangements, which shall be deemed to satisfy the requirements of this condition



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      with respect to such consent, permit, authorization, approval or waiver.

            (n) Singapore Net Worth Certificate. The AO Singapore Certificate shall have been delivered to Buyer and shall indicate that the Net Worth of AO Singapore as of the Closing Date is not less than U.S.$500,000.

SECTION 9.  Conditions Precedent to the Obligations of Seller.

            The obligation of Seller to sell or otherwise transfer the benefits of the Assets and the Shares hereunder is subject to the satisfaction, or waiver in writing by Seller, on or prior to the Closing Date of each of the following conditions:

            (a) Corporate Action. All corporate and other actions of Buyer or any Affiliate of Buyer necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Buyer shall have been duly taken prior to the Closing, and Buyer shall have delivered to Seller a certificate of Buyer signed by an executive officer of Buyer to that effect, together with certified copies of resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.



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            (b)  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of that date and there shall have been delivered to Seller certificates of Buyer to that effect signed by an executive officer of Buyer, dated the Closing Date.

            (c) Performance of Obligations. Each and all of the covenants and agreements of Buyer to be performed or complied with on or prior to the Closing Date pursuant to this Agreement shall have been duly performed and complied with in all material respects or duly waived by Seller and there shall have been delivered to Seller certificates of Buyer to that effect signed by an executive officer of Buyer, dated the Closing Date.

            (d) Payment. Buyer and/or a Designated Subsidiary shall have paid to Seller the Purchase Price and shall have executed, issued and delivered to Seller such instruments of assumption and undertaking as shall be reasonably required by Seller for the effectuation of the transactions contemplated by this Agreement.



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            (e)  Opinion of Counsel.  Seller shall have been furnished an opinion, dated the Closing Date, of Fried, Frank, Harris, Shriver & Jacobson, counsel for Buyer, or of other counsel reasonably satisfactory to Seller, substantially to the effect set forth in Exhibit E hereto.

            (f) Filings. Buyer shall have made all filings required and satisfied all requests for additional information under the HSR Act and the required statutory periods under such Act shall have expired and neither the Antitrust Division nor the FTC shall have indicated its objection to, or its intent to challenge as violative of any Federal laws, any of the transactions contemplated by this Agreement.

            (g) Litigation. At the Closing Date, there shall be no litigation pending or threatened (which, in the case of litigation brought by any person other than a governmental entity, has a reasonable likelihood of success) in which any injunction or material damages are sought against or from Seller in connection with the transaction contemplated hereby.

            (h) Other Agreements. At or prior to the Closing, Buyer shall have executed and delivered the Agreement Not





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      to Compete, the License and Assignment Agreements, the Trademark
      Security Agreement and the Southbridge Lease referred to in Sections 8(i), 6(d), 6(s) and 6(g) hereof, respectively. Such agreements will be effective as part of the Closing.

SECTION 10.  Conduct of Business Prior to Closing.

            From the date hereof through the Closing Date, Seller will, and will cause each Material Subsidiary to, (i) conduct the Business for its own account in the ordinary course and consistent with historical practices, (ii) preserve and maintain the Business, the Assets and each Material Subsidiary and its material assets and properties intact,
(iii) maintain in force and effect all insurance policies listed in
Schedule 4(o) hereto (or replacements thereof), (iv) consistent with effi-cient and economical management and with past practice, use reasonable commercial efforts to retain the services of the present officers, managers and agents of the Business, and will use reasonable commercial efforts to retain the services of other employees similarly situated and similar in number to other present employees, to the end that the goodwill of the Business will be retained and its business relationships with customers, suppliers and others will be preserved, and to maintain in effect all existing qualifications, business permits,





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licenses, registrations and authorizations relating to the Business,
(v) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with prior years, (vi) perform and comply in all material respects with its obligations under all material contracts and leases and other material agreements to which it is a party and (vii) manu-facture, ship and sell inventory, collect accounts and notes receivable and pay accounts and notes payable, in each case, in the ordinary course of business consistent with historical practice; provided that in no event will Seller have any obligation to retain the services of the employees or agents listed in Schedule 10(1). Prior to the Closing Date, Seller will not change the accounting policies or procedures affecting the Business from those used in prior years, except as required by GAAP. From the date hereof through the Closing Date, Seller (to the extent relating to the Business) will not and will cause the Collective Subsidiaries not to, without the consent of Buyer:

            (1) incur any material obligation or liability (absolute or contingent) relating to the Business, except obligations or liabilities incurred under leases, contracts and other agreements listed in Schedule 4(i) hereto or under purchase and sale contracts and orders entered



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      into in the ordinary course of business and consistent with historical practice;

            (2) except as contemplated by Schedule 4(h), mortgage, pledge or subject to (or suffer to be subject to) any Lien (other than Permitted Liens) or lease or place under option or right of first refusal any of the material Assets, the shares of any Collective Subsidiary or the material assets of the Collective Subsidiaries;

            (3) otherwise sell, transfer or dispose of any of the material Assets, the shares of any Collective Subsidiary or the material assets of the Transferred Subsidiaries or cancel any debts or claims relating to the Business, except in the ordinary course of business and consistent with historical practice, or cancel or terminate any real property lease which is part of the material Assets or the material assets of the Material Subsidiaries;

            (4) except as set forth in Schedule 10(4), grant any general increase in wage or salary rates or in employee benefits for employees of the Business, or grant any material increase in salary or in employment, retirement or other benefits to any employee of the Business other than





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      periodic increases granted in the ordinary course of the Business and consistent with its historical practices or such changes in retirement or other benefits which are deemed necessary or appropriate in order to comply with applicable requirements of law, or enter into any employment contract with any person providing for the continued employment of such person in excess of one month or make any extraordinary payment to employees;

            (5) waive any rights or claims of substantial value relating to the Business, any of the Assets or any of the Shares;

            (6) offer any material discounts, terms, free goods, other price adjustments or returns, rebilling, or other trade practices to customers of the Business inconsistent with its normal historical business practice;

            (7) make any capital expenditures or additions relating to the Business in excess of $250,000, individually, or $1,000,000 in the aggregate;

            (8) acquire, by merger, consolidation, purchase or otherwise, a corporation or other business entity or otherwise acquire a business or, except in the ordinary




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      course of business consistent with past practice, a material amount of assets;

          (9) enter into, materially modify, terminate or materially amend or grant any material waiver in respect of any Contract (or any contract which, if in effect on the date hereof, would be a Contract) except in the ordinary course of business;

          (10) transfer or knowingly terminate any of its rights under any of the material patents and copyrights or trademarks, except in the ordinary course of business;

          (11) discharge or satisfy any material encumbrance or material liability or material obligation (fixed or contingent), other than in the ordinary course of business or in accordance with the existing terms thereof;

          (12) except as required under GAAP, change its accounting principles or policies;

          (13) except as set forth in Schedule 10(13), enter into any material transaction or agreement of any kind with any Affiliate, including the making of any loans, advances or investments to or in such entity other than in



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      the ordinary course of business consistent with past practice;

          (14) compromise, settle or otherwise adjust any claim or litigation which is (or if in existence on the date hereof, would have been) required to be set forth on Schedule 4(j) hereto without the consent Buyer, which consent shall not be unreasonably withheld;

          (15)  other than with respect to Seller or the Excluded
      Singapore Business and except as set forth in Schedule 10(15), declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase or redeem, directly or indi-rectly, any shares of its capital stock;

          (16) make any material tax election or compromise any material national, federal, state, provincial, local, foreign or other Tax liability of any Collective Subsidiary or Seller (but, in the case of Seller, other than any such election or compromise with respect to any Tax that is not an Assumed Liability); or





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          (17)  agree or otherwise commit to take any of the actions set forth in the foregoing subparagraphs (1) through (16).

            Nothing in this Agreement shall prevent Seller from causing the Excluded Singapore Business to be transferred out of AO Singapore by means of a dividend of inventory and U.S.$253,000 in cash to an entity that is not a Collective Subsidiary or, if on terms reasonably acceptable to Buyer, by other means. Buyer acknowledges that it shall, at Seller's request, allow the frames inventory of the Excluded Singapore Business to remain on the property of AO Singapore for a reasonable period of time after the Closing Date and, at Seller's expense, shall dispose of such frames inventory as Seller requests. In addition, nothing in this Agreement shall prevent Seller or its subsidiaries, prior to the Closing Date, from causing a license or sublicense (as Buyer and Seller shall mutually agree) of the names "AO" or "American Optical" in the retail sale of finished reading spectacles by Magnavision, in connection with which license or sublicense Buyer and Seller shall agree to cooperate with respect to matters of quality control and administration and to share the proceeds of such license or sublicense on the terms previously agreed between them. Such license or sublicense shall be on terms acceptable




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to Seller, in its sole discretion, provided that Seller shall keep Buyer informed on a reasonably current basis of the status of negotiations relating thereto.

SECTION 11.  Employees; Employee Benefit Plans.

            (a) New Employment. Buyer shall, or shall cause a Designated Subsidiary to, offer to employ, effective as of the Closing, on terms and conditions substantially comparable in the aggregate to those in effect immediately before the Closing, those employees of Seller set forth on
Schedule 11(a), as well as employees of the Business hired in the ordinary course after the execution of this Agreement (but excluding any employee so hired at a base salary in excess of $50,000 unless Buyer consents, which consent shall not be unreasonably withheld), but only if immediately before the Closing such person is employed by Seller, has not met the requirements for receiving benefits under Seller's long-term disability policy and, if not actively employed at such time, is expected to return to active employment within 90 days of the Closing Date or, if later, within 180 days after the disability commenced (such employees, the "Transferred Employees"). Seller shall cooperate in all reasonable respects in connection therewith.



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            (b)  Retirement Plans.  As soon as practical following the
Closing Date, Seller shall cause the American Optical Corporation
Retirement Plan and the American Optical/M&R Industries Thrift Plan to provide that all benefits accrued thereunder through the Closing Date by the Transferred Employees shall become fully vested.

            (c) Thrift Plan Rollover. Buyer shall permit Transferred Employees with account balances under the American Optical/M&R Industries Thrift Plan to make direct rollovers (including direct rollovers of outstanding loans) to a plan qualifying under Section 401(a) of the Code maintained by Buyer. Prior to such direct rollovers, Seller shall furnish to Buyer and Buyer shall furnish to Seller the most recent favorable determination letter under Section 401(a) of the Code received from the Internal Revenue Service with respect to their respective plans involved in such direct rollover.

            (d) Qualified Plan Past Service. Buyer shall cause any tax-qualified pension, profit sharing, and stock bonus plans maintained with respect to the Business to give credit to the Transferred Employees for eligibility and vesting purposes for any periods of service prior to the Closing Date that counted for the same purpose under the tax-qualified plans of





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the Seller and its ERISA Affiliates immediately prior to the Closing Date.

            (e) Medical and Dental Coverage. As of the Closing Date, Buyer shall, or shall cause a Designated Subsidiary to, provide medical and dental benefits to the Transferred Employees pursuant to arrangements which contain industry standard replacement and discontinuance provisions for insurance and HMO contracts. Such arrangements shall provide medical and dental coverage for covered claims of the Transferred Employees in respect of services provided on or after the Closing Date.

            (f) Release of Welfare Plan Information. Seller shall, at the request of Buyer, provide Buyer or its designated agents the authority to obtain from those insurance companies, HMOs and third party administrators who provide welfare benefits or related services to the employees listed on
Schedule 11(a) such contractual and financial information regarding such employees as Buyer shall reasonably request.

            (g) No Obligation to Provide Benefits. Except as expressly provided in subsections (e) and (h) of this Section 11, nothing in this Agreement shall (1) require Buyer or any of its Affiliates (including the Collective Subsidiaries after the Closing) to continue the employment of any Business





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Employee or establish or continue any particular employee benefit plan, practice, program or policy for any particular period of time after the Closing or (2) prohibit or in any way limit Buyer's ability to amend or terminate any such plan, practice, program or policy. Buyer and its Affiliates (including the Collective Subsidiaries after the Closing) shall not assume any obligation to Transferred Employees that is not expressly provided for herein. Notwithstanding anything in this Agreement, nothing in this Agreement shall require Buyer or any of its Affiliates (including the Collective Subsidiaries after the Closing) to provide retiree medical benefits. Buyer shall have no obligation to employees of Seller other than the Transferred Employees, whether or not such employees received salary continuation or other payments or benefits under any plan or policy of Seller.

            (h) Post-Closing Benefits and Severance. The post-closing benefits and severance rights provided by Buyer, any Designated Subsidiaries and the Collective Subsidiaries in respect of the Transferred Employees and the employees of the Collective Subsidiaries, in each case, for a period of at least 12 months beginning on the Closing Date will be substantially comparable in the aggregate to those currently offered by the Business to its employees immediately prior to the Closing.



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For purposes of determining the severance benefits of the Transferred
Employees and the employees of the Collective Subsidiaries on and after the Closing, Buyer, any Designated Subsidiary and the Collective Subsidiaries will give credit for any service prior to the Closing that counted under the severance programs of Seller and the Collective Subsidiaries immedi-ately prior to the Closing.

            (i) Management Incentive Plan. Seller shall pay all amounts payable in respect of Business Employees under its Management Incentive Plan for its fiscal year ended March 31, 1996 and, to the extent not already paid, for any prior fiscal years, together with any amounts payable as a result of a change in ownership of the Business under Seller's Management Incentive Plan, on or about the same time amounts are paid under said Management Incentive Plan in respect of other employees of Seller or its Affiliates. Buyer shall reimburse Seller promptly for any payments actually made by Seller pursuant to the preceding sentence but only to the extent amounts in respect of such payments are reflected as liabilities on the Closing Balance Sheet or the AO Singapore Balance Sheet.



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SECTION 12.  Waiver of Compliance with Bulk Transfer Laws.

            Buyer hereby waives compliance with the provisions of any bulk transfer or similar laws applicable to the transactions contemplated by this Agreement. Without duplication of any right of indemnity provided for elsewhere in this Agreement, Seller shall indemnify Buyer and the Collective Subsidiaries for any Losses suffered by reason of the waiver provided for in the preceding sentence.

SECTION 13.  Survival of Representations and Warranties.

            All representations and warranties made by Buyer or Seller as to any fact or condition existing on or before the Closing Date in this Agreement, in any Schedule hereto, or in any certificate delivered pursuant hereto, and all covenants and agreements of Buyer or Seller, shall survive the Closing for the periods set forth in Section 14(b) below, and (subject to such exceptions) actions for indemnification or holding harmless from any breach of any such representation or warranty or failure to perform any covenant or agreement contemplated by this Agreement to be performed on or prior to the Closing Date may be instituted only prior to the expiration, if any, provided with respect to such periods. For purposes of this Agreement, "Special Claim" shall mean claims of Losses arising





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out of or resulting from (A) with respect to claims of Buyer, (i) any
Retained Liability, (ii) a claim by any third party (including, without limitation, any governmental authority) pursuant to any Environmental Law relating to Hazardous Materials generated by Seller or any Collective Subsidiary or their agents, representatives or permitted transferees or assigns or the alleged disposal or alleged arranging for the disposal or treatment of Hazardous Materials by Seller or any Collective Subsidiary or their agents, representatives or permitted transferees or assigns, in each case, at any Third-Party Site at or prior to the Closing, except to the extent attributable to any Hazardous Materials generated by Buyer (and, after the Closing Date, any Collective Subsidiary) or their agents, representatives or permitted transferees or assigns or the alleged disposal or alleged arranging for the disposal or treatment of Hazardous Materials by any of them, in each case, at any Third-Party Site, (iii) the failure of Seller to satisfy its obligations under the first sentence of Section 1(a) of this Agreement, (iv) corporate reorganizations consummated by or involving Collective Subsidiaries in connection with organizing the Business for transfer to Buyer, (v) the claims identified on Schedule 13 hereto (subject to any additional terms set forth on such Schedule),
(vi) the activities or liabilities of corporations all or a majority of the shares of capital stock



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of which are owned by Seller, directly or indirectly, and which are not
Collective Subsidiaries, (vii) any liability arising out of a breach of the representation and warranty set forth in Schedule 4(q) which representation and warranty shall, for the purposes of Sections 13 and 14, be read without giving effect to the words "to the knowledge of Seller," (viii) the breach or failure to be true or correct of the representation of Seller in Section 4(p) hereof, (ix) the agreement identified on Schedule 13, but only to the extent arising out of activities prior to the Closing Date and not reflected on the Closing Balance Sheet and (x) the breach of Section 6(a), and (B) with respect to claims of Seller, (i) the failure of Buyer to sat-isfy its obligations under the first sentence of Section 3 of this Agreement and (ii) the indemnification provisions in clauses (i), (ii) and
(iv) of Section 14(c) of this Agreement.

SECTION 14.  Indemnification.

            (a) Seller's Indemnification. From and after the Closing, Seller will, subject to Section 13 hereof, indemnify and hold Buyer, Buyer's subsidiaries, each Collective Subsidiary and their respective officers, directors, successors and permitted transferees and assigns harmless from and against all damages, civil or criminal fines or penalties, losses, liabilities, judgments, costs and expenses (including, without




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limitation, reasonable attorneys' fees and disbursements) (hereinafter referred to collectively as "Losses") (i) arising out of or resulting from
(A) the breach or failure to be true and correct of any representation or warranty or certification of Seller contained herein, in any Schedule hereto or in any certificate delivered pursuant hereto, or (B) the failure by Seller to perform any of its covenants or agreements contained in this Agreement, (ii) arising out of or resulting from any Special Claim of Buyer and (iii) except to the extent covered by the preceding clause (ii), relating to the operations of the Business or conditions existing at any of the Real Property and Tangible Assets, in the case of both (A) and (B) of this clause (iii), on or prior to the Closing Date arising from (A) any third party claim under the Environmental Laws or (B) in the absence of a third party claim, any action by Buyer that is required under Environmental Law (including, without limitation, any notification requirement with respect to a Governmental Authority) to the extent that such action is commercially reasonable, determined without regard to the availability of indemnification hereunder but with regard to local custom and practice, in each case under this clause (iii), except to the extent attributable to or based on (y) acts or omissions after the Closing Date of Buyer or any Collective Subsidiary or any of their permitted assignees, agents or representatives or



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(z) any action or decision after the Closing Date by Buyer or any
Collective Subsidiary to cease, close or otherwise change the operations of the Business or any Real Property or Tangible Assets transferred to Buyer hereunder (but excluding any action or decision to cease or close in whole or in part the operations at the Southbridge Facility), or, in the case of clause (i)(A), to the extent a reserve has been established on the Closing Balance Sheet or the AO Singapore Balance Sheet; provided, however, that for purposes of determining whether there has been a breach or failure of any representation or warranty for purposes of clause (i)(A) of this
Section 14(a) whenever the term "material" is used in this Agreement with respect to representations and warranties (otherwise than in the definition of "Material Subsidiaries"), such representations and warranties shall be interpreted without giving effect to the words "materially" or "material", individually or as it appears in the phrase "Material Adverse Effect" (and such phrase, as so interpreted, shall not be deemed to refer to the definition of "Material Adverse Effect"). With respect to indemnifiable Losses of Buyer or Seller relating to environmental matters, the term Losses shall include (without limiting in any way the general definition of Losses contained in Section 14(a) hereof), investigation, remediation, removal or other response costs and reasonable fees and disbursements of consultants and



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other experts related thereto in addition to other Losses as defined above.

            (b) Time Limitation on Indemnities. Notwithstanding the foregoing, no claim may be made or suit instituted under the provisions of this Section 14 referenced in this sentence after (i) three years following the Closing Date with respect to all matters arising under clause (i)(A) of
Section 14(a) or clause (iii)(A) of Section 14(c) hereof; (ii) four years following the Closing Date with respect to all matters arising under clause
(i)(B) of Section 14(a) or clause (iii)(B) of Section 14(c) hereof, in each case, where such covenant or agreement is contemplated by this Agreement to be performed at or prior to the Closing, or under Section 14(j) hereof;
(iii) six years following the Closing Date with respect to all matters arising under clause (iii) of Section 14(a) hereof, except such matters relating to the Southbridge Facility which shall not be limited as to time; and (iv) six years following the termination of the tenancy to which such claim relates pursuant to the Southbridge Lease with respect to all matters at the Southbridge Facility arising under clause (ii) of Section 14(c) during and attributable to such tenancy. Notwithstanding anything contained in the foregoing to the contrary, with respect to the representations and warranties contained in Section 4(k)




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hereof and in Schedule 4(k) hereto (the "Tax Representations"), (I) as to matters covered by the Tax Representations that could result in a Loss with respect to Pre-Closing Taxes described in Sections 6(i)(ii)(A)(I)(w) and 6(i)(ii)(A)(II)(y) hereof, the Tax Representations shall not survive the Closing, and no claim may be made or suit instituted after the Closing with respect thereto, and (II) as to matters covered by the Tax Representations that could not result in a Loss with respect to Pre-Closing Taxes described in Sections 6(i)(ii)(A)(I)(w) and 6(i)(ii)(A)(II)(y) hereof, the Tax Representations shall survive the Closing, but no claim may be made or suit instituted with respect thereto after the date which is 60 days after the expiration of the relevant statute of limitations. Reserved Claims and Special Claims shall survive without any limitation on time. The term "Reserved Claims" shall mean all claims as to which a reasonably detailed notice has been given, setting forth with reasonable specificity the basis for such claim on or prior to the end of the time periods applicable to such claims, as set forth in this subsection (b). Unless specifically noted in this Agreement, nothing in this Agreement is intended to impose any time limitations in connection with covenants or agreements which are not to be performed at or prior to the Closing.





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            (c)  Buyer's Indemnification.  From and after the Closing,
Buyer will indemnify and hold Seller, its subsidiaries and their respective officers, directors, successors and permitted transferees and assigns harmless from and against all Losses (i) arising out of or resulting from any Assumed Liability; (ii) relating to the operations of the Business or conditions arising at any of the Real Property and Tangible Assets after the Closing Date (including, without limitation, the alleged disposal or alleged arranging for disposal or treatment of any Hazardous Materials after the Closing Date at any Third-Party Site), in each case, except to the extent attributable to operation of the Business or conditions at any Real Property or Tangible Assets prior to the Closing Date; (iii) arising out of or resulting from (A) the breach or failure to be true and correct of any representation or warranty or certification of Buyer contained herein, in any Schedule hereto or in any certificate delivered pursuant hereto, or (B) the failure by Buyer to perform (or by a Designated Subsidiary, to the extent permitted hereunder, to perform) any of its covenants or agreements contained in this Agreement; and (iv) arising out of or resulting from claims by Transferred Employees or employees of the Collective Subsidiaries of wrongful termination, redundancy or severance claims to the extent that such termination, redundancy or event giving rise to the severance claim occurs on or



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after the Closing Date (it being understood that (A) Buyer does not assume any liability to Transferred Employees who do not accept or commence employment with Buyer, and (B) Buyer does not assume any liabilities to Business Employees arising in whole or in part out of the transactions contemplated by this Agreement, including any deemed termination, except where such liability arises out of Buyer's failure to offer employment to the Transferred Employees as provided by Section 11(a)). To the extent Losses arise under the Environmental Laws for indemnification claims under clause (ii), such Losses shall be limited to those Losses arising from any third party claim; provided, however, that this limitation shall not apply to any response by Seller to any Environmental Indemnification Claim.

            (d) Monetary Limitation on Indemnification. An indemnifying party shall only indemnify an indemnified party to the extent that the Losses claimed pursuant to this Agreement by such indemnified party, other than with respect to (i) Special Claims of such party and (ii) claims arising out of the failure of Seller, Buyer or a Designated Subsidiary to perform (x) any of its respective covenants or agreements contained in
Section 6 (other than Section 6(l)) or (y) any other of its respective covenants or agreements contained in this Agreement where (in the case of this clause (y)), to the knowledge of



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Seller (with respect to covenants or agreements of Seller) or Buyer or a
Designated Subsidiary (with respect to covenants or agreements of Buyer or a Designated Subsidiary), an act or omission results or will result in any such failure to perform, exceed $1,000,000 in the aggregate, in which case the indemnifying party shall be responsible for the amount indemnifiable in excess of $1,000,000. In addition, an indemnifying party's liabilities to an indemnified party under this Agreement shall be limited to $20,000,000 in the aggregate. The monetary limitations set forth in the preceding two sentences shall not apply to (i) Special Claims (except as otherwise set forth on Schedule 13) or (ii) claims under Section 14(f). Furthermore,
(i) a party shall not be liable for any individual claims (or series of claims arising from or relating to the same facts or events) under, this
Section 14 (other than with respect to Special Claims or claims under Section 14(f), which shall not be subject to the limitations of this clause
(i)) that do not exceed $50,000 ($5,000 in the case of claims with respect to the representations and warranties contained in Section 4(k) hereof or in Schedule 4(k) hereto) and (ii) no party shall be entitled to assert a claim for a loss alleged to arise out of the actual or alleged failure to make accurate or complete disclosure (or any related or similar claim) to any third party under federal or state securities laws, provided, however, that



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this clause (ii) shall not in any other respect impair or limit Buyer's rights under this Agreement to recover from Seller for other Losses resulting from the matters giving rise to the actual or alleged failure to make accurate and complete disclosure.

            (e) Losses Net of Insurance, Etc. The amount of any Losses for which indemnification is provided under this Section 14 shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Losses. Such indemnified party shall make commercially reasonable efforts to effect recovery of available insurance claims in connection with indemnified Losses. Any indemnity payment pursuant to this Agreement will be treated as an adjustment to the Purchase Price for tax purposes, unless a Final Determination with respect to the indemnified party causes any such payment to not constitute an adjustment to the Purchase Price for United States Federal income tax purposes.

            If the amount of any payment under Section 14(a) or (c), as the case may be, is subsequently reduced under this paragraph (e), the indemnified party shall return the amount of such reduction, net of collection costs, to the indemnifying party.




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            (f)  Benefit Plans.  Seller shall indemnify and hold Buyer,
Buyer's subsidiaries, each Collective Subsidiary and their respective officers, directors, successors and permitted transferees and assigns harmless from and against any and all Losses arising out of or resulting from any Benefit Plan or Employee Agreement other than an Excluded Arrangement (as defined below) which is now or previously has been entered into, established, maintained or contributed to, or required to be entered into, sponsored, maintained or contributed to, by Seller, a Subsidiary (as defined below), a Collective Subsidiary or any ERISA Affiliate, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, without limitation, any liabilities arising under Title IV of ERISA, Section 302 of ERISA and Section 412 or 4971 of the Code; provided, however, that Seller shall not indemnify or hold Buyer harmless under this Section 14(f) from and against any debts, liabilities and obligations to the extent of the amount thereof reflected on the Closing Balance Sheet. A "Subsidiary" shall mean any entity other than Seller in an unbroken chain of entities beginning with Seller if each of the entities other than the last entity in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other entities in such chain. An



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"Excluded Arrangement" shall mean any Benefit Plan or Employee Agreement which is now or previously has been entered into, sponsored, maintained or contributed to or required to be entered into, sponsored, maintained or contributed to by any Collective Subsidiary (other than 1132786 Ontario, Inc.), but only in respect of the participation therein by current, former or retired employees of the Collective Subsidiary (in their capacity as such). Notwithstanding anything in this Agreement, the indemnification provided by this Section 14(f) shall not be limited as to amount or time. Nothing in this Section 14(f) shall in any way limit Buyer's rights to indemnification under any other provisions of Section 14.

            (g) Third Party Actions. In the event any claim is made, suit is brought or other proceeding instituted against an indemnified party which involves or appears reasonably likely to involve a Loss for purposes of this Section 14, the indemnified party will, promptly after receipt of notice of any such claim, suit or proceeding for which indemnification may be sought, notify the indemnifying party of the commencement thereof. The failure to so notify the indemnifying party of the commencement of any such claim, suit or proceeding will relieve the indemnifying party from liability under Section 14 hereof only to the extent that such failure materially



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adversely affects the ability of the indemnifying party to defend its interest in such claim, action or proceeding. The indemnifying party may, but shall not be required to, assume the defense of any such claim, suit or proceeding, including its compromise or settlement, and the indemnifying party shall pay all costs and expenses thereof and shall be fully responsi-ble for the outcome thereof. The indemnified party (at its expense) shall have the right and shall be given the opportunity to associate with an indemnifying party in the defense of such claim, suit or proceeding, provided that counsel for the indemnifying party shall act as lead counsel in all matters pertaining to the defense or settlement of such claim, suit or proceeding. No compromise or settlement in respect to any such claim, suit or proceeding may be effected by the indemnifying party without the indemnified party's prior written consent (which consent shall not be unreasonably withheld or delayed), unless the sole relief is monetary damages that are paid in full by the indemnifying party. The indemnifying party shall give notice to the indemnified party as to its intention to assume the defense of any such claim, suit or proceeding within thirty (30) days after the date of receipt of notice of any such claim. If an indemnifying party does not, within thirty (30) days after the indemnified party's notice is given, give notice to the indemnified party of its assumption of the



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defense of such claim, suit or proceeding, the indemnifying party shall be deemed to have waived its rights to control the defense thereof. If the indemnified party assumes the defense of any such claim, suit or proceeding because of the failure of the indemnifying party to do so in accordance with this Section 14(g), it may do so in such reasonable manner as it may deem appropriate, and the indemnifying party shall pay all reasonable costs and expenses of such defense. The indemnifying party shall have no liability (which shall include having no indemnification obligation with respect to the relevant claim, suit or proceeding) with respect to any compromise or settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). If both the indemnified party and the indemnifying party are named as defendants in or are the subject of any such claim, suit or proceeding, and counsel selected by the indemnifying party determines that there would be an actual conflict of interest in such counsel's representing both the indemnifying party and the indemnified party in such claim, suit or proceeding, then the indemnifying party shall pay the reasonable costs and expenses of a separate counsel for the indemnified party in connection with such claim, suit or proceeding. This paragraph (g) shall not apply to (i) any matter to which Section 6(i)(x) applies, (ii) any claim for breach of a representation or



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warranty contained in Section 4(k) or in Schedule 4(k) (to which
Section 6(i)(x) shall apply in lieu of this Section 14(g)) and (iii) any Environmental Indemnification Claim.

            (h) Exclusive Remedy. In the absence of fraud, and notwithstanding any law, rule, regulation or common law to the contrary and any rights which may be available thereunder, the indemnification provisions of this Agreement shall constitute the sole and exclusive remedy (other than equitable remedies which compel performance of any obligation set forth in this Agreement but which shall not include the payment of damages in connection therewith) of an indemnified party for all matters subject to or within the scope of such indemnity, including, without limitation, a breach by an indemnifying party of a representation, warranty or certification made by an indemnifying party in this Agreement and each indemnified party hereby waives any other rights or remedies with respect to matters subject to or within the scope of such indemnity.

            (i) Survival of Certain Indemnities; Monetary Limitations. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 13 and 14(d) shall not apply to the covenants and other agreements of the parties set forth in Section 6(i) hereof, and all such covenants and other agreements shall survive the Closing until the date 60 days




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following the date upon which the statute of limitations relevant to the
Tax in question has expired. No action for indemnity or holding harmless pursuant to Section 6(i) hereof may be instituted after the date which is 60 days after the date upon which the statute of limitations relevant to the Tax in question has expired.

            (j) Old Plans. Seller shall indemnify and hold Buyer, the UK Collective Subsidiaries and their respective officers, directors, successors, and permitted transferees and assigns harmless from and against any and all Losses arising out of the Old Plans, provided, however, that
(i) such indemnification shall be subject to the limitations on amount set forth in Section 14(d) hereof and shall be combined with any other amounts subject to such limitations and (ii) if Buyer or any UK Collective Subsidiary shall actually receive the economic benefit of any overfunding that existed as of the Closing Date under any of the Old Plans, Seller's obligation to indemnify hereunder shall be offset by the amount of the economic benefit so received (or, with respect to payment or payments by Seller to Buyer or a UK Collective Subsidiary pursuant to this provision prior to receipt of any such economic benefit, Buyer or such UK Collective Subsidiary shall promptly pay to Seller, to the extent received prior to the eighth anniversary of the



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execution of this Agreement, the amount that would otherwise have constituted an offset).

SECTION 15.  Procedures for Environmental Claims.

            (a) This Section 15 shall be the exclusive provision governing the procedures relating to: (i) any claim asserted under Section 14(a)(i)(A) for breach of representation under Section 4(r), (ii) any Special Claim relating to environmental matters asserted under Section 14(a)(ii), and (iii) any claim asserted under Section 14(a)(iii), in each case, for which Buyer seeks indemnification pursuant to this Agreement (collectively, "Environmental Indemnification Claims"); provided, however, that the provisions of Section 6(e) shall be incorporated by reference in this Section 15 and shall apply with respect to the procedures provided for in this Section 15.

            (b) After Buyer receives notice of any Environmental Indemnification Claim, Buyer shall give prompt written notice thereof to Seller reasonably indicating (to the extent known) the nature and cost of such Environmental Indemnification Claim and the basis thereof; provided, however, that failure of Buyer to give Seller prompt notice as provided herein shall not relieve Seller of any of its obligations hereunder unless and




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only to the extent that Seller shall have been prejudiced thereby.

            (c) Seller shall control the defense or negotiation of any Environmental Indemnification Claim for which Buyer is entitled to indemnification hereunder with respect to any Third-Party Site, any Real Property and Tangible Assets not transferred to Buyer under this Agreement (excluding any Real Property and Tangible Assets owned or leased by the Collective Subsidiaries as of the Closing Date), and any claim relating to any operations, property or assets in or involving Southbridge, Massachusetts (the "Southbridge Facility"), including its compromise or settlement, with counsel selected by Seller reasonably acceptable to Buyer. No compromise or settlement of any such claim may be reached by Seller without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed) in those instances, if any, that (i) Buyer is named as a party in the claim which is the subject of the compromise or settlement, and (ii) Buyer is not fully and effectively released in writing by the party bringing such claim. Seller shall control all required action pursuant to any Environmental Indemnification Claim with respect to any Third-Party Site, the Southbridge Facility, and any Real Property and Tangible Assets not transferred to Buyer under this Agreement (excluding any



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Real Property and Tangible Assets owned or leased by the Collective
Subsidiaries as of the Closing Date), including, without limitation, required investigatory, response and remedial action ("Required Action").

            (d) Buyer shall control the defense or negotiation of any Environmental Indemnification Claim for which Buyer is entitled to indemnification hereunder concerning the Real Property and Tangible Assets currently owned, operated or leased by Seller (to the extent related to the Business) or by any Collective Subsidiary other than the Southbridge Facility ("On-Site Claim"), including its compromise or settlement, with counsel selected by Buyer reasonably acceptable to Seller, unless, within 45 days of providing notice thereof to Seller, Buyer offers control thereof to Seller and Seller agrees to assume control. No compromise or settlement in respect of any such On-Site Claim may be reached by Seller without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed).

            (e) If Buyer and Seller are both named as defendants in or are the subject of any Environmental Indemnification Claim and counsel selected by the party controlling such claim notifies such party that there would be an actual conflict of interest in such counsel's representing both Seller and Buyer





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in such Environmental Indemnification Claim, then Seller shall pay the reasonable costs and expenses of separate counsel for Buyer in connection with such Environmental Indemnification Claim.

            (f) Buyer shall control each required action for On-Site Claims, including, without limitation, required investigatory, response and remedial actions ("Required On-Site Action"). Each Required On-Site Action shall be conducted by Buyer in accordance in all material respects with any applicable Environmental Law. Unless otherwise agreed to by Seller and Buyer, and to the extent permitted under any applicable Environmental Law, with respect to any On-Site Claim Buyer shall (to the extent such approval is required) propose and seek approval for any Required On-Site Action from governmental entities or any other third party pursuing such On-Site Claim and, in any event, shall conduct any such Required On-Site Action, in each case with the objective of accomplishing it in the most cost effective and commercially reasonable manner (without regard to the availability of indemnification hereunder), taking into account the cost of alternative cleanup technologies, the likelihood of success of the chosen technology and whether the chosen technology will accomplish cleanup in a reasonable period of time. For purposes of this Section 15(f),




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"the most cost effective and commercially reasonable manner" shall be deemed to include, without limitation, any specific work to implement a Required On-Site Action to the extent and in the manner such work is required to be performed by the environmental authority (or authorities) with jurisdiction over such work following consultation with Seller and reasonable efforts by Buyer to achieve the cost effective and commercially reasonable objective set forth in this Section 15(f).

            (g) (i) Buyer agrees that it will contact Seller at the same time, or as soon thereafter as is reasonably practicable, that it contacts any third party (including, without limitation, any governmental authority, but excluding any counsel, consultants or other experts retained by Buyer) (collectively, "Other Party") with respect to a problem that might result in a Loss under clause (iii) of Section 14(a) or Special Claims relating to environmental matters under Section 14(a)(ii) hereof, but the failure to so notify Seller will relieve Seller from liability under Section 14 only to the extent that Seller shall have been prejudiced thereby.

           (ii) To the extent not prohibited by a governmental authority, Seller shall have the right to participate fully in any negotiations between Buyer and any Other Party regarding



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any Required On-Site Action, including without limitation, its scope, nature and schedule for implementation.

          (iii) Buyer shall make all reasonable efforts to consult with Seller prior to submitting to any Other Party any proposed or final work plan, material report, compliance schedule, compliance or consent order, decree or agreement. Buyer and Seller shall promptly provide each other with final copies of all reports, work plans and other material documents received from or provided to any Other Party with respect to any Environmental Indemnification Claim (A) relating to any Required On-Site Action or (B) the compromise or settlement of which requires the consent of Buyer pursuant to Section 15(c) hereof.

           (iv) Buyer shall not enter into any agreement with any Other Party regarding any On-Site Claim including, without limitation, any Required On-Site Action including, without limitation, any work plan, schedule, compliance or consent order or decree, or any compromise or settlement agreement, without the prior written consent of Seller, which consent shall not to be unreasonably withheld or delayed.

            (v) Nothing herein shall limit Seller's right to submit written comments (with a copy to Buyer) to any Other





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Party regarding any On-Site Claim or to comment upon any proposed Required
On-Site Action, and Seller's exercise of its rights hereunder shall not affect Buyer's obligations under this Agreement.

           (vi) Buyer and Seller shall keep each other advised in a timely manner of the conduct of all Required On-Site Actions.

            (h) Buyer agrees to take all reasonable measures to minimize any Losses and to cooperate with Seller in its efforts in respect thereof. With respect to any matter which may result in a Loss under this Agreement, Buyer shall make reasonable efforts to cooperate fully with Seller including, but not limited to, participating in discussions with government officials, providing factual background and data with respect to any such matter and sharing the results of any tests or other information with respect to any such matter which results are available to Buyer.

            (i) Seller and Seller's representatives shall have the right, upon reasonable prior notice, to enter any property, facility or site which is the subject of an On-Site Claim for the purposes of understanding and observing all activities related to any Required On-Site Action and obtaining, at



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Seller's sole cost and expense, split or duplicate samples of any testing conducted in connection with a Required On-Site Action. In undertaking the foregoing, Seller shall make all reasonable efforts to minimize interference with Buyer's ability to conduct its business.

            (j) In undertaking the defense or negotiation of any Environmental Indemnification Claim hereunder, Seller shall at all times make all reasonable efforts to minimize interference with Buyer's ability to conduct its business.

            (k) Within 15 business days of Seller's receipt of a notice from Buyer with respect to any Environmental Indemnification Claim, Seller and Buyer shall each designate one representative ("Designated Representative") to represent them in their dealings with each other respecting such claim. Within the same period, the parties shall notify each other of the name, title, address, telephone and facsimile numbers of each Designated Representative.

            (l) In the event that a dispute concerning whether (i) any Required Action is being pursued or performed in accordance with Section 15(f), or (ii) any action by Buyer satisfies the requirements of Section 14(a)(iii)(B) arises between Seller's and Buyer's Designated
Representatives which cannot be




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resolved by them after 30 business days, such dispute shall promptly be referred to an independent third party having expertise in the matter at issue, mutually acceptable to the parties (or if the parties cannot agree, the CPR Institute for Dispute Resolution, New York, New York shall select or designate a recognized environmental expert who shall be independent from each of the parties) and whose fees and expenses shall be borne equally by the parties (it being understood that it is the intention of the parties, where practicable, to resolve issues related to any particular Environmental Indemnification Claim in one proceeding with due regard to any applicable standards hereunder). The designated expert shall evaluate the facts and circumstances at issue and shall recommend a course of action which such expert believes in its good faith judgment satisfies the requirements of this Agreement and applicable Environmental Law (but who shall not itself perform such course of action). Such recommendation shall be final and binding on the parties. The parties agree to act as promptly as practicable in implementing the foregoing procedures, and further agree that, in the event that actions are required to be taken by a governmental authority or in an emergency to avoid imminent and substantial harm to health or the environment before the foregoing procedures can be implemented, either party may undertake such actions at its own expense without prejudice to their



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respective rights hereunder to seek indemnification for covered Losses.

SECTION 16.  Termination, Modification or Waiver.

            (a) Termination. This Agreement may be terminated at any time prior to the Closing:

            (i)  by mutual written agreement of Buyer and Seller;

           (ii) by Buyer or Seller, by notice to the other party, if the Closing shall not have taken place prior to June 12, 1996 or, to the extent the waiting period under the HSR Act has not previously terminated, June 30, 1996 (or, in either case, such later date as agreed to by the parties in writing), subject to any rights accruing to the date of such notice on account of any breach of this Agreement by the opposite party hereto; or

          (iii) by Buyer or Seller, if an order is issued by any court, agency, governmental body or public authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

            (b) Modification; Supplemental Disclosure. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto. Seller shall have the





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right from time to time prior to the Closing to supplement the Schedules attached hereto with respect to any matter hereafter arising which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Schedule. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement, but will not be deemed to have been disclosed for purposes of determining whether or not the conditions set forth in Section 8 hereof have been satisfied, taking into account the aggregate effect of all such supplemental disclosure.

            (c) Waiver. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Buyer in the case of any such failure by Seller or by Seller in the case of any such failure by Buyer, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 16(c).




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SECTION 17.  Costs Incident to Preparation
               of Agreement and Certain Taxes.


            (a) Each of the parties hereto shall pay, without right or reimbursement from the others, all costs incurred by it (including, to the extent not reflected on the Closing Balance Sheet or the AO Singapore Balance Sheet, out-of-pocket costs incurred by its subsidiaries for the purpose of effecting the sale of the Assets and the Shares hereunder) incident to the preparation, execution and delivery of this Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Agreement shall be consummated, including without limitation fees and disbursements of legal counsel, accountants, investment bankers and consultants employed by the respective parties hereto in connection with the transactions contemplated by this Agreement.

            (b) Buyer and Seller shall each pay half of all transfer and similar taxes in connection with the consummation of the transactions contemplated by this Agreement. For purposes of the preceding sentence, capital gains taxes incurred in connection with the sale of assets and property in Tijuana, Mexico shall be deemed to be "transfer and similar taxes" to the extent such capital gains taxes do not exceed $30,000.





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SECTION 18.  Parties in Interest and Assignment.

            (a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or other entity not a party hereto, and nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement, or any provision hereof.

            (b) This Agreement may not be assigned by any party hereto without the prior written consent of all of the other parties hereto.

SECTION 19.  Investigation by Buyer; Confidentiality.

            (a) Until the Closing Date or the date this Agreement is terminated pursuant to Section 16 hereof, if earlier, Buyer, through its agents and employees, may conduct an investigation of the Business and the financial condition of the Business. During the course of such investigation, Seller agrees to cause the facilities, books, records, personnel and accountants of the Business to be made available for review (or interviews in the case of personnel) by such agents and




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employees and to cause to be provided to Buyer such other information with respect to the Business as it shall reasonably request, at reasonable times and upon reasonable notice. In the event that the transactions contemplated by this Agreement are not consummated, Buyer shall return to Seller all copies of documents furnished to or obtained by them in the course of such investigation.

            (b) Buyer shall promptly disclose in writing to Seller if such investigation shall have revealed any material adverse change since the dates of the last Financial Statements in the Assets or in the Business that was not disclosed to Buyer prior to the execution and delivery of this Agreement or if Buyer shall discover a material inaccuracy in any of the representations and warranties of Seller.

            (c)  Any information provided or obtained pursuant to clause
(a) above shall be held by Buyer in accordance with, and shall be subject to, the Confidentiality Agreement effective as of August 10, 1995 between Buyer and Seller.

SECTION 20.  Miscellaneous.

            (a) Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed



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sufficiently given only if delivered in person or sent by telegram, cable, telecopy or certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

      If to Seller:

            American Optical Corporation
            80 Fieldpoint Road
            Greenwich, Connecticut  06830
            Attention:  General Counsel

      with a copy to:

            Roger Andrus, Esq.
            Cahill Gordon & Reindel
            80 Pine Street
            New York, New York  10005

      If to Buyer:

            Sola International Inc.
            2420 Sand Hill Road
            Suite 200
            Menlo Park, California
            Attention:  John E. Heine

      with a copy to:

            Frederick H. Fogel, Esq.
            Fried, Frank, Harris, Shriver &
              Jacobson
            One New York Plaza
            New York, New York  10004


or to such other person or address as either such party may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date so delivered, telegraphed, telecopied or cabled or, if mailed, three days after being mailed.





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            (b)  Any information disclosed in any schedule to this
Agreement shall be deemed disclosed in all other schedules hereto (other than Schedule 4(r)) without the necessity of any specific incorporation by reference, provided that any disclosure under one schedule (the "Express Disclosure") shall not be deemed disclosed with respect to any other schedule unless sufficient information is given in the Express Disclosure to reasonably enable Buyer to determine its applicability to such other schedule. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

            (c) Whenever used in this Agreement, (i) "to Seller's knowledge" or "to the knowledge of Seller" or similar language shall mean the actual knowledge of the persons listed on Schedule 20(A) hereto and
(ii) "to Buyer's knowledge" or "to





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the knowledge of Buyer" or similar language shall mean the actual knowledge of the persons listed on Schedule 20(B) hereto.

            (d) This Agreement shall not create or be deemed to create or permit any personal liability on the part of any shareholder (direct or indirect), officer, employee, agent, representative or investor of Buyer or Seller or any Affiliate thereof for any matter whatsoever.

            (e) This Agreement (including the Exhibits and Schedules attached hereto) and the documents referred to herein as having been entered into by any of the parties hereto or delivered by a party hereto to another party hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations and warranties, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, modified, released or discharged orally.

            (f) No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.



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            (g)  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN
ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

            (h) The unenforceability or invalidity of any Section or subsection or provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

            (i) The headings of the Sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning, interpretation, enforceability or validity of this Agreement.

            (j) This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all of which together will constitute one and the same agreement.

            (k) Unless required by law, no public disclosure pertaining to this Agreement or the transaction contemplated hereby shall be made by any party unless approved by the other party prior to release, which approval shall not be unreasonably withheld.



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            IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first above written.


AMERICAN OPTICAL CORPORATION              SOLA INTERNATIONAL INC.



By: _________________________             By:





                                 Schedules


A           -  Excluded Businesses

B           -  Singapore Excluded Businesses

C           -  Designated Subsidiaries

1(a)        -  Rights to Litigation Claims

1(b)(A)     -  Excluded Receivables

1(b)(B)     -  Excluded Asset Locations

1(b)(C)     -  Exclusions

2(c)        -  Closing Balance Sheet

2(d)        -  AO Singapore Pro Forma Balance Sheet

4(a)        -  Material Subsidiaries

4(d)        -  No Violation of Existing Agreements

4(e)        -  Consents/Approvals Required

4(f)        -  Financial Statements

4(f)-1      -  Sale Balance Sheet

4(g)        -  Machinery, Equipment and Vehicles





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4(h)        -  Properties, Mortgages, Liens, Pledges, etc.

4(i)        -  Contracts and Other Agreements

4(j)        -  Orders or Judgments

4(k)        -  Defaults in Tax Filings

4(1)        -  Patents, Copyrights, Trademarks, etc.

4(m)(i)     -  Employee Benefit Plans

4(m)(ii)    -  Excess Payments

4(m)(iii)   -  Work Stoppages and Labor Notices

4(m)(v)     -  Mexican Employee Insurance Plans

4(m)(vii)   -  Singapore Benefits Matters

4(m)(viii)-    French Benefits Matters

4(o)        -  Insurance Policies

4(r)        -  Environmental Matters

4(s)        -  Stock of Transferred Subsidiaries

4(t)        -  Compliance with Law

4(u)        -  Related Assets




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4(w)        -  Requirements to Complete Reorganizations

6(d)(1)     -  Trademark License Agreement

6(d)(2)     -  Patent License Agreement

6(f)        -  Amendments to Transition Services and Supply Agreements

6(i)(viii)  -  Allocation of Purchase Price

6(h)        -  Southbridge Lease

6(o)        -  Changes to Constitutional Documents

6(s)        -  Trademark Security Agreement

8(d)        -  Consents Required for Assignments

8(m)        -  Consents and Approvals of Government Authorities and Others

10(1)       -  Certain Officers and Managers

10(4)       -  Compensation Changes

10(13)      -  Material Transactions or Agreements

10(15)      -  Permitted Distributions





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13          -  Certain Special Claims

20(A)       -  Seller's Knowledge

20(B)       -  Buyer's Knowledge


                                 Exhibits

A     -     Transferred Subsidiaries

B     -     Tax Representations

C     -     Opinion of Seller's Counsel

D     -     Omitted

E     -     Agreement Not to Compete (M.J. Cunniffe)

F     -     Opinion of Buyer's Counsel